Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND CONTRIBUTION

This AGREEMENT AND PLAN OF MERGER AND CONTRIBUTION (this “Agreement”), dated as of October 4, 2010, is among Brookfield Homes Corporation, a Delaware corporation (“Brookfield Homes”), Brookfield Residential Properties Inc., an Ontario corporation (“Brookfield Residential”), Brookfield Residential Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Brookfield Residential (“BR Acquisition Corp.”), and Brookfield Properties Corporation, a Canadian corporation (“Brookfield Office Properties”). Brookfield Homes, Brookfield Residential, BR Acquisition Corp. and Brookfield Office Properties are referred to collectively as the “Constituent Entities.”

W I T N E S S E T H:

WHEREAS, Brookfield Residential currently owns 62% of the Brookfield Homes Common Stock (as defined herein) and 99% of the Brookfield Homes Preferred Stock (as defined herein);

WHEREAS, the Board of Directors of each of the Constituent Entities has determined that a consolidation of (i) Brookfield Homes and (ii) the BPO Residential Businesses (as defined herein) would be in the best interests of each of the Constituent Entities, respectively;

WHEREAS, Brookfield Residential has been designated to be the entity resulting from the consolidation;

WHEREAS, based upon such determination, each of the Constituent Entities has entered into this Agreement to effectuate the consolidation;

WHEREAS, the consolidation, as more fully described below, will be effected by (1) the merger (the “Merger”) of BR Acquisition Corp. with and into Brookfield Homes (with Brookfield Homes as the surviving corporation (the “Surviving Corporation”)), and (2) the contribution to Brookfield Residential by Brookfield Office Properties and/or one or more of Brookfield Office Properties’ Subsidiaries (such Subsidiaries, plus Brookfield Office Properties, are collectively referred to as the “Brookfield Office Properties Contributing Corporations”), of equity interests in certain entities owning all or substantially all of the assets, liabilities and obligations of the BPO Residential Businesses (as further described herein);

WHEREAS, upon completion of the consolidation (1) Brookfield Homes will be a direct, wholly owned subsidiary of Brookfield Residential, and (2) the BPO Residential Businesses will be owned by one or more subsidiaries of Brookfield Residential;

WHEREAS, pursuant to the Merger, the then currently outstanding equity securities of Brookfield Homes will be converted into equity securities of Brookfield Residential as described herein such that the then current equity security holders of Brookfield Homes will receive equity securities of Brookfield Residential which will result in the holders of Brookfield Homes Common Stock and Brookfield Homes Preferred Stock receiving, in the aggregate, shares of Brookfield Residential Common Stock and Brookfield Residential Preferred Stock (each as defined herein), respectively, equal to approximately 49.26108374% of the shares of Brookfield Residential Common Stock (on an as-converted basis) outstanding immediately subsequent to the Effective Time;

WHEREAS, in connection with the consolidation, Brookfield Office Properties will restructure its residential land and housing division such that the Brookfield Office Properties Contributing Corporations will own all or substantially all of the assets, liabilities and obligations of the BPO Residential Businesses through one or more direct or indirect wholly owned subsidiaries (the “Contributed Subsidiaries”), prior to the Effective Date;

WHEREAS, upon the terms and subject to the conditions of this Agreement, the Brookfield Office Properties Contributing Corporations will contribute the equity interests of the Contributed Subsidiaries (the

“Contribution” and, together with the Merger, sometimes referred to herein as the “Transactions”) to Brookfield Residential in exchange for shares of Brookfield Residential Common Stock equal to approximately 50.73891626% of the shares of Brookfield Residential Common Stock outstanding immediately subsequent to the Effective Time (assuming the conversion of Brookfield Residential Preferred Stock to be issued pursuant to the Merger), plus (i) a senior unsecured promissory note in the original principal amount of CDN $265 million and (ii) a junior unsecured promissory note in the original principal amount of CDN $215 million;

WHEREAS, the Board of Directors of each of the Constituent Entities has approved and adopted this Agreement and the transactions contemplated hereby;

WHEREAS, the Board of Directors of each of the Constituent Entities has determined that the Transactions are in the best interests of the respective Constituent Entity and their stockholders; and

WHEREAS, each of the Constituent Entities desires to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the Constituent Entities agree as follows:

Article I

Definitions

1.01	Definitions.

(a) The following terms, as used herein, have the following meanings:

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Advance Ruling Certificate” means an advance ruling certificate issued by the Commissioner pursuant to Section 102 of the Competition Act.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“BPO Residential Businesses” means, collectively, the residential land and housing division of Brookfield Office Properties, being Carma Developers LP, Carma Inc. and Brookfield Homes (Ontario) Limited and their Subsidiaries.

“BPO Residential Businesses Plans” means any Employee Plan that is maintained, administered, sponsored by or contributed to by Brookfield Office Properties, any of its Subsidiaries or any of their respective ERISA Affiliates with respect to current or former employees of the BPO Residential Businesses.

“Brookfield Homes 10-K” means Brookfield Homes’ annual report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the SEC on February 19, 2010.

“Brookfield Homes Common Stock” means the common stock, par value $0.01 per share, of Brookfield Homes.

“Brookfield Homes Credit Agreements” means, collectively, (a) the Revolving Credit Facility dated as of June 12, 2006, as amended, by and among Brookfield Homes, as borrower, and Trilon Bancorp (Europe) ZRt, Budapest, Zurich Branch, as the lender party thereto, (b) the Loan Agreement, dated as of February 26, 2009, as amended, between Brookfield Homes Holdings Inc., as borrower, and Brookfield (US) Corporation, as lender, and (c) the various project specific financings of Subsidiaries of Brookfield Homes, in each case as may be hereafter amended, restated or supplemented from time to time, and any successor or replacement agreement or agreements with the same or any other agents, creditor, lender or group of creditors or lenders.

“Brookfield Homes Disclosure Schedule” means the Brookfield Homes disclosure schedule delivered to Brookfield Office Properties concurrently with the execution of this Agreement.

“Brookfield Homes Employee Plan” means any Employee Plan that is maintained, administered, sponsored by or contributed to by Brookfield Homes, any of its Subsidiaries or any of their respective ERISA Affiliates or with respect to which Brookfield Homes or any of its Subsidiaries has any liability.

“Brookfield Homes International Plan” means any International Plan that is maintained, administered, sponsored by or contributed to by Brookfield Homes or any of its Subsidiaries or with respect to which Brookfield Homes or any of its Subsidiaries has any liability.

“Brookfield Homes Preferred Stock” means the 8% Convertible Preferred Stock, Series A, par value $0.01 per share, of Brookfield Homes.

“Brookfield Homes Stock” means the Brookfield Homes Common Stock together with the Brookfield Homes Preferred Stock.

“Brookfield Office Properties Disclosure Schedule” means Brookfield Office Properties’ disclosure schedule delivered to Brookfield Homes concurrently with the execution of this Agreement.

“Brookfield Residential Common Stock” means the common stock, without par value, of Brookfield Residential.

“Brookfield Residential Preferred Stock” means the preferred stock, without par value, of Brookfield Residential, issuable in series, including the 8% Convertible Preferred Stock, Series A, without par value.

“Brookfield Residential Stock” means the Brookfield Residential Common Stock and the Brookfield Residential Preferred Stock.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or Toronto, Ontario are authorized or required by Law to close.

“Canadian Securities Commissions” means the applicable securities commissions or other regulatory authorities in each of the provinces and territories of Canada.

“Canadian Securities Laws” means the securities Laws of each of the provinces and territories of Canada.

“Commissioner” means the Commissioner of Competition appointed pursuant to the Competition Act and includes a person authorized to exercise the powers and perform the duties of the Commissioner.

“Competition Act” means the Competition Act (Canada), as amended and includes the regulations promulgated thereunder.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Control” means the ownership of securities or other ownership interests having by their terms ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions. “Controlling” and “Controlled” have meanings correlative thereto.

“DGCL” means the Delaware General Corporation Law.

“Employee Plan” means any “employee benefit plan,” as defined in Section 3(3) of ERISA; any employment, severance or similar service agreement, plan, arrangement or policy; any other plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other equity-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), medical, dental or vision benefits, disability or sick leave benefits, life insurance, employee assistance program, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension or insurance benefits); or any loan; in each case covering or extended to any current or former director, employee or independent contractor.

“Environmental Laws” means any Law or governmental restriction or requirement or any binding determination with any Governmental Authority relating to (a) the environment or to pollutants, contaminants or wastes or (b) any chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise regulated hazardous substances, wastes or materials that are released, emitted, leaked or otherwise introduced into the environment.

“Environmental Permits” means, with respect to any Person, all Permits relating to or required by Environmental Laws and affecting, or relating in any way to, the business of such Person or any of such Person’s Subsidiaries, as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Existing Debt” means the indebtedness for borrowed money set out in Section 1.01 of the Brookfield Office Properties Disclosure Schedule.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Authority” means any federal, state, provincial, local or foreign government, court of competent jurisdiction, administrative, regulatory or other governmental agency, or commission, self-regulatory organization or other governmental authority.

“International Plan” means, whether or not statutorily required, any employment, severance or similar service agreement, plan, arrangement or policy; any other plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other equity-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), medical, dental or vision benefits, disability or sick leave benefits, life insurance, employee assistance program, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension or insurance benefits); or any loan; in each case covering or extended to any current or former director, employee or independent contractor, where such individuals are located exclusively outside of the United States; provided, however, that a plan or program sponsored or operated by a Governmental Authority (including any provincial health plan in Canada) shall not constitute an International Plan.

“IRS” means the U.S. Internal Revenue Service.

“knowledge” means (a) with respect to Brookfield Homes, the actual knowledge of the individuals named on Section 1.01 of the Brookfield Homes Disclosure Schedule, after reasonable inquiry, and (b) with respect to Brookfield Office Properties, the actual knowledge of the individuals named on Section 1.01 of the Brookfield Office Properties Disclosure Schedule, after reasonable inquiry.

“Laws” means all federal, state, provincial, local or foreign statutes, laws (including common law), ordinances, rules, regulations, judgments, orders, injunctions and decrees of any Governmental Authority.

“Lien” means, with respect to any property or asset, (a) any mortgage, deed of trust, lien, pledge, charge, security interest, encumbrance, hypothecation or other adverse claim of any kind in respect of such property or asset and (b) in the case of securities, any purchase option, call or similar right of a Third Party with respect to such securities. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (or a financing lease having substantially the same economic effect as any of the foregoing) relating to such property or asset.

“Losses” means any and all direct and out-of-pocket losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, deficiencies or other charges, expenses or fees, including court costs and reasonable attorneys’ fees and expenses.

“NYSE” means the New York Stock Exchange, Inc.

“Permits” means, with respect to any Person, all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities affecting, or relating in any way to, the business of such Person or any such Person’s Subsidiaries, as currently conducted.

“Permitted Distribution” means one or more distributions from the BPO Residential Assets by one or more of the BPO Residential Businesses in an aggregate amount not to exceed $40 million.

“Person” means an individual, corporation, partnership, company, limited liability company, association, estate, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Significant Subsidiary” has the meaning specified in Rule 1.02(w) of Regulation S-X under the 1934 Act.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned or controlled by such Person.

“Third Party” means any Person, as defined in Section 13(d) of the 1934 Act, other than Brookfield Homes, Brookfield Office Properties or any Affiliate of Brookfield Homes or Brookfield Office Properties.

“TSX” means the Toronto Stock Exchange.

(b)	Each of the following terms is defined in the Section set forth opposite such term:

After-Tax Basis	9.14(d)
Agreement	Preamble
Book Entry Shares	3.08(b)
BPO Residential Assets	4.01
BPO Residential Liabilities	4.01
BR Acquisition Corp	Preamble
Brookfield Homes	Preamble

Brookfield Homes Bylaws	5.01(a)
Brookfield Homes Certificate	5.01(a)
Brookfield Homes Certificates	3.08(b)
Brookfield Homes Covered Persons	(c)
Brookfield Homes Intellectual Property Rights	5.18(b)(ii)
Brookfield Homes Material Adverse Effect	5.01(b)
Brookfield Homes Material Contract	5.12(a)
Brookfield Homes Material Contracts	5.12(a)
Brookfield Homes Plans	5.14(a)
Brookfield Homes SEC Documents	5.06(a)
Brookfield Homes Stock Plans	3.05
Brookfield Homes Stockholder Approval	5.04(a)
Brookfield Homes Stockholders Meeting	9.01(b)
Brookfield Office Properties	Preamble
Brookfield Office Properties Contributing Corporations	Recitals
Brookfield Office Properties Financial Statements	6.06(a)
Brookfield Office Properties Group	9.15(a)(i)
Brookfield Office Properties Indemnitee	9.14(b)
Brookfield Office Properties Intellectual Property Rights	6.17(b)(ii)
Brookfield Office Properties Material Adverse Effect	6.01(b)
Brookfield Office Properties Material Contract	6.11(a)
Brookfield Office Properties Material Contracts	6.11(a)
Brookfield Office Properties Retained Taxes	9.15(a)(i)
Brookfield Office Properties Securities Documents	6.05(a)
Brookfield Residential	Preamble
Brookfield Residential Bylaws	9.02(a)
Brookfield Residential Certificate of Incorporation	9.02(a)
Brookfield Residential Certificates	3.08(b)
Brookfield Residential Deferred Share Unit Plan	3.05
Brookfield Residential Indemnitee	9.14(a)
Brookfield Residential Material Adverse Effect	7.01(b)
Brookfield Residential Stock Option Plan	3.05
Brookfield Residential Stock Plans	3.05
Certificate of Merger	2.03
Closings	2.02
Common Merger Consideration	3.01(a)
Confidentiality Agreement	9.03(a)
Constituent Entities	Preamble
Contract	5.04(b)
Contributed Subsidiaries	Recitals
Contribution	Recitals
Contribution Documents	2.01(a)
Deferred Unit Plan	3.05
Dissenting Shares	3.06
Effective Date	2.03
Effective Time	2.03
Employee Stock Plans	3.05
Employees	5.14(a)
Exchange Agent	3.08(a)
Exchange Fund	3.08(a)
Existing Plans	9.12(a)

Form F-4	5.09
Indemnified Event	9.14(d)
Merger	Recitals
Merger Consideration	3.02
Necessary Brookfield Homes Consents	5.05
Necessary Brookfield Office Properties Consents	6.06
Necessary Consents	7.05
Preferred Merger Consideration	3.02
Proxy Statement	5.09
Restraints	10.01(f)
Surviving Corporation	Recitals
tax returns	5.15(n)
tax sharing or tax indemnification agreement	5.15(n)
taxes	5.15(n)
Third-Party Intellectual Property Rights	5.18(b)(i)
Transactions	Recitals

Exhibit 2.1

Article II

The Transactions; Closings; Effective Date

2.01 The Transactions.

(a) Contribution. Upon the terms and subject to the conditions set forth in this Agreement, on the Effective Date and immediately prior to the Effective Time, Brookfield Office Properties shall, and shall cause the other Brookfield Office Properties Contributing Corporations to, contribute all of the outstanding equity interests in the Contributed Subsidiaries to Brookfield Residential, free and clear of all Liens on such equity interests (except as disclosed in Section 2.01 of the Brookfield Office Properties Disclosure Schedule). In connection therewith, Brookfield Office Properties and each of the other Brookfield Office Properties Contributing Corporations shall execute all stock or equity transfer documents which counsel for Brookfield Office Properties and Brookfield Homes determine are reasonably necessary to effect the Contribution (collectively, the “Contribution Documents”). Prior to the Effective Date, Brookfield Office Properties shall deliver to Brookfield Homes a true and complete list of the name of each Contributed Subsidiary, together with the jurisdiction of formation, the authorized capital and the percentage ownership of each equity holder of each Contributed Subsidiary.

(b) Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, BR Acquisition Corp. shall be merged with and into Brookfield Homes at the Effective Time and the separate existence of BR Acquisition Corp. shall thereupon cease. Brookfield Homes shall be the Surviving Corporation in the Merger and shall continue to be governed by the laws of the State of Delaware, and the separate existence of Brookfield Homes with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger except as set forth in Section 2.04. The Merger shall have the effects specified in the DGCL.

2.02 Closings. The closings (the “Closings”) of the Transactions shall take place (a) at the offices of Dorsey & Whitney LLP, 161 Bay Street, Suite 4310, Toronto, Ontario at 10:00 a.m. on the third Business Day on which the last to be fulfilled or waived of the conditions set forth in Article X (other than those conditions that by their nature are to be satisfied at the Closings, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (b) at such other place and time and/or on such other date as the Constituent Entities may agree.

2.03 Effective Date. At the Closings, and provided that this Agreement has not been terminated or abandoned pursuant to Article XI hereof, (a) each of Brookfield Homes and BR Acquisition Corp. will cause a Certificate of Merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL and (b) Brookfield Office Properties will execute and deliver the Contribution Documents. The Transactions shall become effective on the date on which (i) the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware (the time of such filing (or, if a later effective time is specified therein, such later effective time) being referred to herein as the “Effective Time”) and (ii) all of the Contribution Documents shall have been executed and delivered. Such date is hereinafter referred to as the “Effective Date.”

2.04 The Surviving Corporation.

(a) The certificate of incorporation of Brookfield Homes as in effect immediately prior to the Effective Time shall be amended and restated in its entirety in the form attached hereto as Exhibit A, and shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable Law.

(b) The bylaws of Brookfield Homes as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until amended as provided therein or in accordance with applicable Law.

(c) The directors of BR Acquisition Corp. immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their successors have been duly elected and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, or as otherwise provided by applicable Law.

(d) The officers of BR Acquisition Corp. immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until their successors have been duly elected and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, or as otherwise provided by applicable Law.

Article III

Conversion and Exchange of Brookfield Homes Stock

3.01 Brookfield Homes Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares:

(a) Subject to Section 3.01(b), each issued and outstanding share of Brookfield Homes Common Stock shall be converted into and become the right to receive 0.764900530 validly issued, fully paid and nonassessable share of Brookfield Residential Common Stock, plus a cash amount in lieu of fractional shares pursuant to Section 3.06 (the “Common Merger Consideration”). As of the Effective Time, all shares of Brookfield Homes Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Brookfield Homes Common Stock shall cease to have any rights with respect thereto, except the right to receive the Common Merger Consideration to be issued in consideration therefor upon the surrender of such certificate in accordance with Section 3.08.

(b) Each issued share of Brookfield Homes Common Stock that is held by Brookfield Homes as treasury stock or that is owned by Brookfield Homes, BR Acquisition Corp., or any direct or indirect wholly owned subsidiary of Brookfield Homes prior to the Effective Date shall cease to be outstanding and shall be canceled and retired without payment of any consideration therefor and shall cease to exist. Each issued share of Brookfield Homes Common Stock that is held by Brookfield Residential prior to the Effective Date shall remain outstanding, and no shares of Brookfield Residential Stock, cash or other consideration shall be delivered in exchange therefor.

3.02 Brookfield Homes Preferred Stock. Immediately prior to the Effective Time, Brookfield Residential will convert its shares of Brookfield Homes Preferred Stock into Brookfield Homes Common Stock in accordance with its terms. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares, each issued and outstanding share of Brookfield Homes Preferred Stock, other than Dissenting Shares, shall be converted into and become the right to receive one validly issued, fully paid and nonassessable share of Brookfield Residential Preferred Stock (the “Preferred Merger Consideration” and, together with the Common Merger Consideration, the “Merger Consideration”). As of the Effective Time, all shares of Brookfield Homes Preferred Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Brookfield Homes Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Preferred Merger Consideration to be issued in consideration therefor upon the surrender of such certificate in accordance with Section 3.08.

3.03 BR Acquisition Corp. Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares, the issued and outstanding shares of common stock, par value $0.01 per share, of BR Acquisition Corp. held by Brookfield Residential shall be converted into and become ten newly issued, fully paid and non-assessable redeemable preferred shares of stock of the Surviving Corporation with a redemption amount and fair market value equal to $100 in the aggregate.

3.04 Issuance of Shares of Surviving Corporation. On the Effective Date, the Surviving Corporation will issue shares of common stock of the Surviving Corporation to Brookfield Residential in consideration for Brookfield Residential issuing its common and preferred shares to the stockholders of Brookfield Homes pursuant to Sections 3.01 and 3.02. The number of shares of common stock of the Surviving Corporation issued to Brookfield Residential will be equal to the number of shares of Brookfield Homes Common Stock and Brookfield Homes Preferred Stock (treated on an as-converted-basis) outstanding immediately before the Effective Time (other than shares of Brookfield Homes Stock that is owned by Brookfield Residential, BR Acquisition Corp. or Brookfield Homes, in each case immediately prior to the Effective Time or subject to Section 3.07).

3.05 Treatment of Stock Options and Other Stock Based Awards. Brookfield Homes currently maintains and sponsors the Brookfield Homes 2009 Stock Option Plan and the Brookfield Homes 2002 Stock Option Plan, each providing for the grant or award to its officers and employees of options to purchase or receive Brookfield Homes Common Stock (the “Employee Stock Plans”). Brookfield Homes also maintains and sponsors the Brookfield Homes Deferred Share Unit Plan providing executive officers and directors the option to elect to receive a portion of their compensation in the form of deferred share units tied to the value of Brookfield Homes Common Stock (the “Deferred Unit Plan“ and, together with the Employee Stock Plans, the “Brookfield Homes Stock Plans”). The Brookfield Homes Stock Plans will be replaced with a Brookfield Residential Properties Stock Option Plan (the “Brookfield Residential Stock Option Plan”) and a Brookfield Residential Properties Deferred Share Unit Plan (the “Brookfield Residential Deferred Share Unit Plan,” and together with the Brookfield Residential Stock Option Plan, the “Brookfield Residential Stock Plans”). Subject to the last two sentences of this paragraph, the outstanding options and other awards under the Brookfield Homes Stock Plans shall be exchanged for options or deferred share units under the Brookfield Residential Stock Plans exercisable or issuable upon the same terms and conditions as under the Brookfield Homes Stock Plans and the agreements relating thereto immediately prior to the Effective Date of the Merger, except that (i) upon the exercise or issuance of options, shares of Brookfield Residential Common Stock shall be issuable in lieu of shares of Brookfield Homes Common Stock, and (ii) upon the redemption of the deferred share units, the value of the units will be based on the value of Brookfield Residential Common Stock. Appropriate adjustments will be made in both the number of shares of Brookfield Residential Common Stock issuable upon the exercise of such option after the Effective Date and the exercise price of each such option to preserve the economic value immediately prior to the Transactions and to reflect the impact of the Transactions. Appropriate adjustments will also be made in the number of units allocated to a participant under the Brookfield Residential Deferred Share Unit Plan to reflect the impact of the Transactions. It is intended that new at-the-money options of Brookfield Residential will be granted with a value approximately equivalent to the Black-Scholes value of any out-of-the-money options of Brookfield Homes being replaced. In accordance with the terms of the Brookfield Homes Deferred Share Unit Plan, Brookfield Homes director deferred share unit holders may elect, as a result of their separation from service, to receive either cash or to replace their Brookfield Homes deferred share units with Brookfield Residential deferred share units pursuant to the foregoing.

3.06 Fractional Shares. No fraction of a share of Brookfield Residential Stock will be issued by virtue of the Merger, but in lieu thereof each holder of record of shares of Brookfield Homes Stock who would otherwise be entitled to a fraction of a share of Brookfield Residential Stock (after aggregating all fractional shares of Brookfield Residential Stock that otherwise would be received by such holder of record) shall, upon the surrender of the certificate, if any, representing such share of Brookfield Homes Stock in the manner provided in Section 3.08(b) (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 3.08(e), receive from Brookfield Residential an amount of cash (rounded to the nearest whole cent), without interest, equal to the product obtained by multiplying such fraction by the last reported sales price of the Brookfield Residential Common Stock, as reported on the NYSE composite transactions reporting system (as reported in the Wall Street Journal (Northeast edition), or if not reported therein, in another authoritative source mutually selected by Brookfield Office Properties and Brookfield Homes) on the first trading day immediately following the Effective Date.

3.07 Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, if Section 262 of the DGCL is applicable to the Merger, shares of Brookfield Homes Preferred Stock that are issued and outstanding immediately prior to the Effective Time and which are held by shareholders who have not voted such shares in favor of the Merger, who will have delivered, prior to any vote on the Merger, a written demand for the appraisal of such shares in the manner provided in Section 262 of the DGCL and who, as of the Effective Time, will not have effectively withdrawn or lost such right to dissenters’ rights (“Dissenting Shares”) will not be converted into or represent a right to receive the Preferred Merger Consideration pursuant to Section 3.02 but the holders thereof will be entitled only to such rights as are granted by Section 262 of the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 262 of the DGCL will receive payment therefor from the Surviving Corporation in accordance with the DGCL; provided, however, that if any such holder of Dissenting Shares will have effectively withdrawn such holder’s demand for appraisal of such shares or lost such holder’s right to appraisal and payment of such shares under Section 262 of the DGCL, such holder will forfeit the right to appraisal of such shares and each such share will thereupon be deemed to have been canceled, extinguished and converted, as of the Effective Date, into and represent the right to receive distribution from the Surviving Corporation of the Preferred Merger Consideration, as provided in Section 3.02.

(b) Brookfield Homes will give Brookfield Residential (i) prompt notice of any written demand for appraisal, any withdrawal of a demand for appraisal and any other instrument served pursuant to Section 262 of the DGCL received by Brookfield Homes and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under such Section 262 of the DGCL. Brookfield Homes will not, except with the prior written consent of Brookfield Residential, voluntarily make any payment with respect to any demand for appraisal or offer to settle or settle any such demand.

3.08 Exchange Agent; Exchange of Shares.

(a) Exchange Agent. Prior to the Effective Time, Brookfield Residential shall designate a bank or trust company reasonably acceptable to Brookfield Homes to act as the exchange agent for the Merger (the “Exchange Agent”). As promptly as practicable following the Effective Time, Brookfield Residential will make available to the Exchange Agent, for the benefit of the holders of shares of Brookfield Homes Common Stock and Brookfield Homes Preferred Stock, the shares of Brookfield Residential Common Stock and Brookfield Residential Preferred Stock to be provided in exchange for Brookfield Homes Common Stock and Brookfield Homes Preferred Stock, respectively, and cash in an amount sufficient to pay any cash payable in lieu of fractional shares pursuant to Section 3.06, upon consummation of the Merger as set forth in Section 3.01 and Section 3.02, respectively (the “Exchange Fund”).

(b) Exchange Procedure. As promptly as practicable following the Effective Time, and in any event no later than five Business Days thereafter, the Exchange Agent shall, and Brookfield Residential shall cause the Exchange Agent to, mail to each holder of record of a certificate (the “Brookfield Homes Certificates”) that immediately prior to the Effective Time represented outstanding shares of Brookfield Homes Stock or non-certificated shares of Brookfield Homes Stock represented by book-entry (“Book Entry Shares”) whose shares were converted into and became the right to receive shares of Brookfield Residential Stock pursuant to Section 3.01 and Section 3.02, respectively, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Brookfield Homes Certificates shall pass, only upon delivery of the Brookfield Homes Certificates or Book Entry Shares to the Exchange Agent and shall be in such form and have such other provisions as Brookfield Residential may reasonably specify) and (ii) instructions for use in effecting the surrender of the Brookfield Homes Certificates or Book Entry Shares in exchange for certificates representing whole shares of Brookfield Residential Stock (the “Brookfield Residential Certificates”) and cash payable in respect thereof in lieu of fractional shares pursuant to Section 3.06. With respect to uncertificated shares of Brookfield Homes Stock held through “direct registration,” Brookfield Residential shall implement procedures with the Exchange Agent for effecting the exchange of such directly registered uncertificated shares of Brookfield Home Stock and payment of cash in lieu of any fractional shares pursuant to Section 3.06 as promptly as practicable after the Effective Time. Upon surrender of a Brookfield Homes Certificate or Book Entry Shares for cancellation to the Exchange Agent, together with such letter of transmittal, properly completed and duly executed, and such other documents as may be reasonably required by the Exchange Agent, the holder of such Brookfield Homes Certificate or Book Entry Shares shall be entitled to receive in exchange therefor the number and class of shares of Brookfield Residential Stock which such holder has the right to receive pursuant to the provisions of this Article III (which, at the election of Brookfield Residential, may be in uncertificated book entry form unless a physical certificate is requested by the holder of record or is otherwise required by applicable laws) and payment in lieu of fractional shares to which such holder is entitled pursuant to Section 3.06, and the Brookfield Homes Certificate so surrendered shall be canceled. In the event of a transfer of ownership of a Brookfield Homes Certificate after the Effective Time, exchange may be made to a Person other than the Person in whose name the Brookfield Homes Certificate so surrendered is registered, if such Brookfield Homes Certificate shall be properly endorsed or otherwise in proper form for transfer and shall be accompanied by evidence satisfactory to the Exchange Agent that any transfer or other taxes required by reason of such exchange in the name other than that of the registered holder of such Brookfield Homes Certificate or instrument either has been paid or is not payable. Until surrendered as contemplated by this Section 3.08, each Brookfield Homes Certificate or Book Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a Brookfield Residential Certificate or Certificates evidencing the Merger Consideration to which the holder thereof is entitled in accordance with Section 3.01 or Section 3.02, as the case may be, and the right to receive an amount in cash in lieu of any fractional shares in accordance with Section 3.06 and any dividends and other distributions to which such holder is entitled pursuant to Section 3.08(f).

(c) No Further Ownership Rights in Brookfield Homes Stock. All shares of Brookfield Residential Stock issued pursuant to the Merger, including any Brookfield Residential Certificates issued upon the surrender for exchange of Brookfield Homes Certificates or Book Entry Shares in accordance with the terms of this Article III, shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Brookfield Homes Stock theretofore represented by such certificates or Book Entry Shares; subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Date which may have been declared or made by Brookfield Homes on such shares of Brookfield Homes Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Date. From and after the Effective Date, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Brookfield Homes Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Date, Brookfield Homes Certificates are presented to Brookfield Residential, the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article III, except as otherwise provided by Law.

(d) Termination of Exchange Fund; No Liability. Any portion of the Exchange Fund that remains undistributed to the holders of Brookfield Homes Certificates or Book Entry Shares for one year after the Effective Time shall be delivered by the Exchange Agent to Brookfield Residential, upon demand, and any holder of Brookfield Homes Certificates or Book Entry Shares who has not theretofore complied with this Article III shall thereafter look only to Brookfield Residential (subject to abandoned property, escheat or other similar Laws) with respect to the Brookfield Residential Stock, cash in lieu of fractional shares and any dividends or other distributions with respect thereto payable upon due surrender of their Brookfield Homes Certificates or Book Entry Shares, without any interest thereon. Notwithstanding the foregoing, none of Brookfield Residential, Brookfield Homes or the Exchange Agent shall be liable to any holder of a Brookfield Homes Certificate for Brookfield Residential Stock (or dividends or distributions with respect thereto) from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Lost, Stolen or Destroyed Certificates. In the event any Brookfield Homes Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Brookfield Homes Certificate(s) to be lost, stolen or destroyed and, if required by Brookfield Residential, the posting by such Person of a bond in such sum as Brookfield Residential may reasonably direct as indemnity against any claim that may be made against it or Brookfield Homes with respect to such Brookfield Homes Certificate(s), the Exchange Agent will issue the Brookfield Residential Certificates pursuant to Section 3.01 or Section 3.02, as the case may be, deliverable in respect of the shares of Brookfield Residential Stock represented by such lost, stolen or destroyed Brookfield Homes Certificates.

(f) Dividends; Distributions. No dividends or other distributions with respect to Brookfield Residential Stock with a record date after the Effective Date shall be paid to the holder of any unsurrendered Brookfield Homes Certificate or Book Entry Shares with respect to the shares of Brookfield Residential Stock represented thereby, and all such dividends or other distributions, if any, shall be paid by Brookfield Residential to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Brookfield Homes Certificate or Book Entry Shares in accordance with this Article III. Subject to the effect of applicable abandoned property, escheat or similar Laws, following surrender of any such Brookfield Homes Certificate or Book Entry Shares there shall be paid to the holder of a Brookfield Homes Certificate or Book Entry Shares representing the right to receive shares of Brookfield Residential Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Date theretofore paid with respect to such shares of Brookfield Residential Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Date but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Brookfield Residential Stock. Brookfield Residential shall make available to the Exchange Agent cash for these purposes, if necessary.

3.09 Withholding Taxes. Brookfield Residential shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable to any Person pursuant to this Article III any such amounts as are required under the Code, or any applicable provision of federal, state, provincial, local or foreign tax Law; provided, however, that if such withholding may be eliminated or reduced through the delivery of any certificate or other documentation, Brookfield Residential shall provide each holder of Brookfield Homes Stock with a reasonable opportunity to deliver such certificate or other documentation. To the extent that amounts are so withheld by Brookfield Residential, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Brookfield Homes Stock in respect of which such deduction and withholding was made by Brookfield Residential.

Article IV

Pre-Contribution Restructuring and Contribution of Contributed Subsidiaries

4.01 Pre-Contribution Restructuring. Subject to the terms of Section 8.04 and the provisions of the last sentence of this Section 4.01, Brookfield Office Properties hereby agrees to, and to cause the other Brookfield Office Properties Contributing Corporations to, convey, assign and transfer to the Contributed Subsidiaries, immediately prior to the Effective Time, all of the right, title and interest of Brookfield Office Properties and its Subsidiaries in and to: (i) all or substantially all of the tangible and intangible assets, properties, rights and interests (except that any trade name, trademark or service mark using the name “Brookfield” in whole or in part shall not be conveyed, assigned or transferred to Brookfield Residential but will instead be subject to the Trademark License Agreement dated March 23, 2006 between Brookfield Office Properties and Brookfield Global Asset Management Limited) primarily owned or used or held for use primarily in the BPO Residential Businesses as of the date hereof or at any time hereafter and prior to the Effective Time, as described in general terms in Section 1.01 of the Brookfield Office Properties Disclosure Schedule (the “BPO Residential Assets”), and (ii) except as otherwise specifically provided below in Section 9.15 (with respect to Brookfield Office Properties Retained Taxes) of this Agreement, all liabilities or obligations of any nature (whether accrued, absolute, known or unknown, contingent or otherwise, and whether arising in the past, present or future) primarily related to the BPO Residential Assets or primarily related to any business or assets formerly owned or operated by or used primarily in the BPO Residential Businesses or any Contributed Subsidiaries, whether or not related to residential property (collectively, the “BPO Residential Liabilities”), all of which liabilities and obligations shall be assumed by the Contributed Subsidiaries. For purposes of clarification and not in limitation of the foregoing, Brookfield Office Properties will not convey, assign or transfer to the Contributed Subsidiaries or Brookfield Residential any (i) tangible or intangible assets, properties, rights or interests owned, used or held for use in any of Brookfield Office Properties’ or any Affiliate of Brookfield Office Properties’ other business units that are not part of the BPO Residential Businesses or (ii) any of the related liabilities or obligations of any of such business units. In addition, the BPO Residential Liabilities will not include, and Brookfield Office Properties will not convey, assign or transfer to the Contributed Subsidiaries, any liability or obligation in respect of indebtedness for borrowed money other than the Existing Debt.

4.02 Contribution Consideration. In consideration for and simultaneously with the Contribution, (i) Brookfield Residential shall issue shares of Brookfield Residential Common Stock to the Brookfield Office Properties Contributing Corporations equal to, in the aggregate, approximately 50.73891626% of the outstanding shares of Brookfield Residential Common Stock, such percentage to be calculated after giving effect to all of the issuances of Brookfield Residential Common Stock at the Closings (including the issuance pursuant to this Section 4.02) and assuming the conversion of Brookfield Residential Preferred Stock to be issued pursuant to the Merger, and (ii) Brookfield Residential shall issue (A) a senior unsecured promissory note in the original principal amount of CDN $265 million and (B) a junior unsecured promissory note in the original principal amount of CDN $215 million, payable to a Subsidiary of Brookfield Office Properties, which promissory notes shall be in the form attached hereto as Exhibit B.

Article V

Representations and Warranties of Brookfield Homes

Except (i) as set forth in the Brookfield Homes Disclosure Schedule, regardless of whether the relevant section herein refers to the Brookfield Homes Disclosure Schedule, (ii) as specifically disclosed in any reports filed by Brookfield Homes as part of the Brookfield Homes SEC Documents filed prior to the date of this Agreement or (iii) as expressly contemplated by this Agreement (which exceptions shall not apply in the case of Sections 5.01 to 5.05 inclusive, 5.21, 5.22 and 5.23), Brookfield Homes represents and warrants to Brookfield Residential and Brookfield Office Properties as follows:

5.01	Organization, Standing and Corporate Power.

(a) Brookfield Homes is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is formed and has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as now being conducted. Brookfield Homes is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or the ownership or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate has not had and would not reasonably be expected to have a Brookfield Homes Material Adverse Effect. Brookfield Homes has made available to Brookfield Office Properties complete and correct copies of its Certificate of Incorporation, as amended (the “Brookfield Homes Certificate”), and Bylaws, as amended (the “Brookfield Homes Bylaws”), and the certificate of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries listed on Exhibit 21 to the Brookfield Homes 10-K, in each case as amended to the date of this Agreement.

(b) For purposes of this Agreement, “Brookfield Homes Material Adverse Effect” shall mean any change, effect, event, occurrence or state of facts that is materially adverse to the business, properties, financial condition or results of operations of Brookfield Homes and its Subsidiaries, taken as a whole, provided, that none of the following shall be deemed in and of themselves to constitute, and none of the following shall be taken into account in determining whether there has been (or whether there is reasonably expected to be), an Brookfield Homes Material Adverse Effect: any change, effect, event, occurrence or state of facts relating to, caused by or resulting from (i) the United States, Canadian or any international economy or the United States, Canadian or international financial markets in general (provided that Brookfield Homes is not disproportionately affected thereby), (ii) the industry in which Brookfield Homes and its Subsidiaries operate in general (provided that Brookfield Homes is not disproportionately affected thereby), or (iii) the announcement of this Agreement or the transactions contemplated hereby.

5.02	Subsidiaries; Unconsolidated Entities.

(a) Each Subsidiary of Brookfield Homes is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. Each such Subsidiary is duly qualified to do business as a foreign corporation, limited liability company or other entity, as the case may be, and is in good standing in each jurisdiction, where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have an Brookfield Homes Material Adverse Effect. No Subsidiary of Brookfield Homes is obligated to file periodic reports with the SEC pursuant to the 1934 Act. All of the Significant Subsidiaries of Brookfield Homes and their respective jurisdictions of formation are identified in Exhibit 21.1 to the Brookfield Homes 10-K. All of the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Brookfield Homes free and clear of all Liens and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests.

(b) Section 5.02(b) of the Brookfield Homes Disclosure Schedule contains a true and complete list of each enterprise in which Brookfield Homes or its Subsidiaries owns a less than controlling interest with one or more Third Parties.

5.03	Capital Structure.

(a) The authorized capital stock of Brookfield Homes consists of 200,000,000 shares of Brookfield Homes Common Stock and 10,000,000 shares of Brookfield Homes Preferred Stock. At the close of business on August 31, 2010, (i) 29,655,691 shares of Brookfield Homes Common Stock were issued and outstanding, (ii) 2,420,089 shares of Brookfield Homes Common Stock were held by Brookfield Homes in its treasury, (iii) 9,999,440 shares of Brookfield Homes Preferred Stock were issued and outstanding, (iv) 5,000,000 shares of Brookfield Homes Common Stock were reserved for issuance pursuant to the Brookfield Homes Stock Plans (of which 2,343,000 shares of Brookfield Homes Common Stock were subject to outstanding options to purchase shares of Brookfield Homes Common Stock granted under the Brookfield Homes Stock Plans), and (v) approximately 35,712,286 shares of Brookfield Homes Common Stock were reserved for issuance upon conversion of Brookfield Homes Preferred Stock. Except as set forth above in this Section 5.03(a), at the close of business on August 31, 2010, no shares of capital stock or other voting securities of Brookfield Homes were issued, reserved for issuance or outstanding. All outstanding shares of Brookfield Homes Stock have been duly authorized and are validly issued, fully paid and nonassessable and not subject to any preemptive rights.

(b) Brookfield Homes has delivered to Brookfield Office Properties a correct and complete list, as of August 31, 2010, of all outstanding stock options or other rights to purchase or receive shares of Brookfield Homes Common Stock granted under the Brookfield Homes Stock Plans or otherwise, the number of shares of Brookfield Homes Common Stock subject thereto and expiration dates and exercise prices thereof. All shares of capital stock which may be issued pursuant to the Brookfield Homes Stock Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights.

(c) There are no outstanding bonds, debentures, notes or other indebtedness of Brookfield Homes the holders of which have the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Brookfield Homes may vote. Except as set forth above in this

Section 5.03, (i) there are not issued or outstanding (A) any securities of Brookfield Homes or any of its Subsidiaries convertible into, or exchangeable or exercisable for, shares of capital stock or voting securities of Brookfield Homes or any of its Subsidiaries or (B) any warrants, calls, options, stock appreciation rights, rights to receive shares of Brookfield Homes Common Stock on a deferred basis, other rights that are linked to the value of Brookfield Homes Common Stock or to other rights to acquire from Brookfield Homes or any of its Subsidiaries, or any obligation of Brookfield Homes or any of its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of Brookfield Homes or any of its Subsidiaries and (ii) there are not any outstanding obligations of Brookfield Homes or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities of Brookfield Homes or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither Brookfield Homes nor any of its Subsidiaries is a party to any voting agreement in favor of any Person other than Brookfield Homes or its Subsidiaries with respect to the voting of any capital stock of any Subsidiary of Brookfield Homes.

5.04	Authority; Noncontravention.

(a) Brookfield Homes has all requisite corporate power and authority to enter into and deliver this Agreement and, subject to the approval of this Agreement by the holders of a majority of the outstanding shares of Brookfield Homes Common Stock (the “Brookfield Homes Stockholder Approval”), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Brookfield Homes and no other corporate proceedings on the part of Brookfield Homes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, subject to receipt of the Brookfield Homes Stockholder Approval. This Agreement has been duly executed and delivered by Brookfield Homes and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of Brookfield Homes, enforceable against Brookfield Homes in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other similar Laws affecting creditors’ rights generally from time to time in effect and by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law)). As of the date hereof, the Board of Directors of Brookfield Homes, at a meeting duly called and held at which all of the directors of Brookfield Homes were present in person or by telephone, adopted resolutions (i) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) directing that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of Brookfield Homes and (iii) recommending that the stockholders of Brookfield Homes adopt this Agreement.

(b) The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, constitute or result in (i) a violation or breach of, or a default under, the Brookfield Homes Certificate or Brookfield Homes Bylaws or the comparable organizational documents of any of Brookfield Homes’ Subsidiaries, (ii) a violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien on any of the properties or other assets of Brookfield Homes or any of its Subsidiaries under, any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, or instrument (each, a “Contract”) to which Brookfield Homes or any of its Subsidiaries is a party or any of their respective properties or other assets is subject or any Permit to which Brookfield Homes or any of its Subsidiaries is subject or (iii) subject to the governmental filings and other matters referred to in Section 5.05, a violation or breach of any Law applicable to Brookfield Homes or any of its Subsidiaries or their respective properties or other assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually or in the aggregate (A) have not had and would not reasonably be expected to have an Brookfield Homes

Material Adverse Effect, or (B) would not reasonably be expected to prevent, materially delay or materially impair the ability of Brookfield Homes to perform its obligations under, or to consummate any of the transactions contemplated by, this Agreement.

5.05 Governmental Approvals. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Brookfield Homes or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Brookfield Homes or the consummation by Brookfield Homes of the Merger or the other transactions contemplated by this Agreement, except for those required under or in relation to (a) Part IX of the Competition Act and any other applicable filings under foreign competition, merger control or antitrust laws, (b) the 1933 Act, (c) the 1934 Act, (d) the Certificate of Merger to be filed with the Secretary of State of the State of Delaware and appropriate documents to be filed with the relevant authorities of other states in which Brookfield Homes is qualified to do business, (e) any appropriate filings with and approvals of the NYSE and the TSX, (f) any Canadian Securities Laws, state securities or “blue sky” law, and (g) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to (x) have an Brookfield Homes Material Adverse Effect, or (y) prevent, materially delay or materially impair the ability of Brookfield Homes to perform its obligations under, or to consummate any of the transactions contemplated by, this Agreement. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (a) through (g) above are referred to herein as “Necessary Brookfield Homes Consents.”

5.06	Brookfield Homes SEC Filings.

(a) Brookfield Homes has filed all required forms, reports, statements, schedules, registration statements and other documents required to be filed by it with the SEC since January 1, 2008 and has, prior to the date hereof, delivered or made available to Brookfield Office Properties through the SEC’s EDGAR System (i) its annual report on Form 10-K for its fiscal year ended December 31, 2009, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended March 31, 2010 and June 30, 2010, (iii) any proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of Brookfield Homes for all meetings held or actions taken since December 31, 2008 and (iv) all of its other forms, reports, statements, schedules, registration statements and other documents filed with the SEC since December 31, 2008 (the documents referred to in this Section 5.06(a), collectively with any other forms, reports, statements, schedules, registration statements or other documents filed with the SEC subsequent to the date hereof and prior to the Effective Date, the “Brookfield Homes SEC Documents”).

(b) As of its filing date, each Brookfield Homes SEC Document complied, and each such Brookfield Homes SEC Document filed subsequent to the date hereof and prior to the Effective Date will comply, as to form in all material respects with the applicable requirements of the 1933 Act and 1934 Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Brookfield Homes SEC Document did not, and each such Brookfield Homes SEC Document filed subsequent to the date hereof and prior to the Effective Date on the date of its filing will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Brookfield Homes with respect to statements made or incorporated by reference in any Brookfield Homes SEC Document filed subsequent to the date hereof and prior to the Effective Date based on information supplied by Brookfield Residential or Brookfield Office Properties or its Subsidiaries specifically for inclusion or incorporation therein.

(d) To the knowledge of Brookfield Homes, each director and executive officer of Brookfield Homes has filed with the SEC on a timely basis all statements required by Section 16(a) of the 1934 Act and the rules and regulations thereunder since January 1, 2009 except as indicated in its SEC filings.

(e) Brookfield Homes is, as of the date of the Agreement, and has been for the period of twelve (12) months prior to the date of this Agreement, a reporting issuer under, and is and has been for such period in compliance in all material respects with, the securities laws of each of the provinces of Canada.

(f) Brookfield Homes is, as of the date of this Agreement, in compliance in all material respects with all applicable requirements of the 1933 Act, the 1934 Act, the Sarbanes-Oxley Act and the NYSE.

(g) As used in this Section 5.06, the term “file” shall be broadly construed to include any manner in which a document or information is furnished to the SEC.

5.07	Financial Statements; No Undisclosed Liabilities.

(a) The consolidated financial statements of Brookfield Homes included in the Brookfield Homes SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Regulation S-X for quarterly reports on Form 10-Q) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial condition of Brookfield Homes and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal and recurring year-end audit adjustments).

(b) Except (i) as set forth in the consolidated financial statements (including the notes thereto) included in the Brookfield Homes 10-K or subsequent quarterly reports on Form 10-Q filed by Brookfield Homes and publicly available prior to the date of this Agreement, (ii) as incurred in the ordinary course of business and (iii) as may arise out of or in connection with this Agreement and the transactions contemplated hereby, neither Brookfield Homes nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that individually or in the aggregate would reasonably be expected to have an Brookfield Homes Material Adverse Effect.

(c) Section 5.07(c) of the Brookfield Homes Disclosure Schedule lists, and Brookfield Homes has delivered to Brookfield Office Properties copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC) effected by Brookfield Homes or its Subsidiaries since January 1, 2010.

(d) Section 5.07(d) of the Brookfield Homes Disclosure Schedule lists all non-audit services performed by Deloitte & Touche LLP for Brookfield Homes and its Subsidiaries since January 1, 2010.

5.08 Financial Controls. The officers of Brookfield Homes required to provide certifications as to Brookfield Homes’ Forms 10-K and 10-Q pursuant to Rule 13a-15 or 15d-15 under the 1934 Act have (i) designed disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the 1934 Act, or caused such disclosure controls and procedures to be designed under their supervision, to ensure that information required to be disclosed by Brookfield Homes in reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the SEC rules and forms, and to ensure that information required to be disclosed in the reports that it files or submits under the 1934 Act is accumulated and communicated to its management, including its chief executive officer and chief financial officer, to allow timely decisions regarding required disclosure, and (ii) have disclosed, based on their most recent evaluation of internal control over financial reporting, to Brookfield Homes’ auditors and the audit committee of Brookfield Homes’ Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Brookfield Homes’ ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Brookfield Homes’ internal control over financial reporting.

5.09 Information Supplied. None of the information supplied or to be supplied by Brookfield Homes or its Subsidiaries specifically for inclusion or incorporation by reference in (a) the registration statement on Form F-4 to be filed with the SEC by Brookfield Residential in connection with the issuance of shares of Brookfield Residential Stock (other than the Brookfield Residential Preferred Stock) in the Merger (and, to the extent permitted under applicable SEC rules and regulations, the Contribution) (as amended or supplemented from time to time, the “Form F-4-”) will, at the time the Form F-4 becomes effective under the 1933 Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the proxy statement relating to the Brookfield Homes Stockholders Meeting (together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to Brookfield Homes’ stockholders, the “Proxy Statement”) will, at the date it is first mailed to the stockholders of Brookfield Homes and at the time of the Brookfield Homes Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Brookfield Homes with respect to statements made or incorporated by reference in the Form F-4 or the Proxy Statement based on information supplied by Brookfield Residential or Brookfield Office Properties or its Subsidiaries specifically for inclusion or incorporation by reference in the Form F-4 or the Proxy Statement.

5.10 Absence of Certain Changes or Events. Since December 31, 2009, Brookfield Homes and its Subsidiaries have conducted their businesses only in the ordinary and usual course (except for actions expressly contemplated by Section 8.01 or set forth in Section 8.01 of the Brookfield Homes Disclosure Schedule) and there has not been (a) any change, effect, event, occurrence or state of facts that individually or in the aggregate has had or would reasonably be expected to have an Brookfield Homes Material Adverse Effect or (b) any change by Brookfield Homes in accounting principles or any material accounting practices or methods.

5.11 Litigation. There is no suit, action or proceeding pending or, to the knowledge of Brookfield Homes, threatened against Brookfield Homes or any of its Subsidiaries that would reasonably be expected to result in damages payable by Brookfield Homes or any of its Subsidiaries in excess of $10 million or which, when aggregated with other such suits, actions or proceedings would reasonably be expected to result in damages payable by Brookfield Homes or any of its Subsidiaries in excess of $25 million or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority outstanding against, or, to the knowledge of Brookfield Homes, pending investigation by any Governmental Authority against, Brookfield Homes or any of its Subsidiaries that individually or in the aggregate has had or would reasonably be expected to have an Brookfield Homes Material Adverse Effect or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

5.12	Contracts.

(a) Section 5.12(a) of the Brookfield Homes Disclosure Schedule contains a correct and complete list, as of the date of this Agreement, of the following Contracts to which Brookfield Homes or any of its Subsidiaries is a party (each a “Brookfield Homes Material Contract” and, collectively, the “Brookfield Homes Material Contracts”): (i) all Contracts other than in the ordinary course of business with a term lasting for one year or less which requires or may reasonably be expected to involve the payment of more than $1 million; and (ii) all Contracts other than in the ordinary course of business with a term lasting for more than one year which requires or involves the payment of more than $5 million. True and complete copies of all such Brookfield Homes Material Contracts have been delivered or have been made available by Brookfield Homes to Brookfield Office

Properties. Each of the Brookfield Homes Material Contracts is in full force and effect and constitutes the legal, valid and binding obligation of Brookfield Homes or its Subsidiaries, as applicable, and is enforceable in accordance with its respective terms. Neither Brookfield Homes nor any of its Subsidiaries nor, to the knowledge of Brookfield Homes, any other party is in breach of or in default under any Brookfield Homes Material Contract, except for such breaches and defaults as have not had and would not reasonably be expected to have, individually or in the aggregate, an Brookfield Homes Material Adverse Effect.

(b) Neither Brookfield Homes nor any of its Subsidiaries is party to any agreement containing any provision or covenant directly or explicitly limiting in any material respect the ability of Brookfield Homes or any of its Subsidiaries to (i) sell any products or services of or to any other Person, (ii) engage in any line of business or (iii) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to Brookfield Homes or any of its Subsidiaries.

5.13 Compliance with Laws; Permits. Brookfield Homes and each of its Subsidiaries is in compliance with all Laws applicable to it, its properties or other assets or its businesses or operations, except for instances of noncompliance or possible noncompliance that individually or in the aggregate have not had or would not reasonably be expected to have an Brookfield Homes Material Adverse Effect. None of Brookfield Homes or any of its Subsidiaries has received, since December 31, 2007, a written notice alleging or relating to a possible violation of any Laws applicable to its businesses or operations which violation or violations would, individually or in the aggregate, have an Brookfield Homes Material Adverse Effect. Brookfield Homes and its Subsidiaries have in effect all material Permits (including Environmental Permits) necessary to carry on their businesses as now conducted, and there has occurred no violation of or default (with or without notice or lapse of time or both) under any such Permit, except for violations or defaults that individually or in the aggregate have not had and would not reasonably be expected to have an Brookfield Homes Material Adverse Effect. There is no event which has occurred that, to the knowledge of Brookfield Homes, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any such Permit, other than such revocations, cancellations, non-renewals or modifications that individually or in the aggregate would not reasonably be expected to have an Brookfield Homes Material Adverse Effect. The Transactions, in and of themselves, would not cause the revocation, cancellation, non-renewal or adverse modification of any such Permits that individually or in the aggregate would reasonably be expected to have an Brookfield Homes Material Adverse Effect. Brookfield Homes and each of its officers and directors are in compliance, and have complied, in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

5.14	Employee Benefit Plans.

(a) Section 5.14(a) of the Brookfield Homes Disclosure Schedule sets forth a correct and complete list of all Brookfield Homes Plans (defined below).

(b) Correct and complete copies of the following documents, with respect to each of Brookfield Homes Employee Plans (other than a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA or under applicable pension legislation) and Brookfield Homes International Plans for current or former employees of Brookfield Homes or any of its Subsidiaries (the “Employees”) (collectively, the “Brookfield Homes Plans”), have been delivered or made available to Brookfield Office Properties by Brookfield Homes, to the extent applicable: (i) any plans, all amendments and attachments thereto and related trust documents, insurance contracts or other funding arrangements, and amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto and the most recent actuarial report, if any; (iii) the most recent IRS determination letter; and (iv) summary plan descriptions.

(c) The Brookfield Homes Plans have been maintained in accordance with their terms and with all provisions of ERISA, the Code and other applicable Laws, and neither Brookfield Homes (or any of its Subsidiaries) nor any “party in interest” or “disqualified person” with respect to the Brookfield Homes Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA, except as individually or in the aggregate have not had and would not reasonably be expected to have an Brookfield Homes Material Adverse Effect. No fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Brookfield Homes Plan, except as individually or in the aggregate have not had and would not reasonably be expected to have an Brookfield Homes Material Adverse Effect.

(d) The Brookfield Homes Plans intended to qualify under Section 401 of the Code or under any favoring provisions of applicable tax Laws are so qualified and any trusts intended to be exempt from federal income taxation under Section 501 of the Code are so exempt, except as individually or in the aggregate have not had and would not reasonably be expected to have an Brookfield Homes Material Adverse Effect.

(e) None of Brookfield Homes, its Subsidiaries or any trade or business (whether or not incorporated) that is treated as a single employer, with any of them under Section 414(b), (c), (m) or (o) of the Code has any current or contingent liability with respect to (i) a plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or (ii) any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or under applicable pension Laws. Each Brookfield Homes Plan that is intended to meet the requirements for tax favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code meets such requirements, with such exceptions that individually or in the aggregate have not had and would not reasonably be expected to have an Brookfield Homes Material Adverse Effect.

(f) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of Brookfield Homes Plans (including workers compensation) or by Law (without regard to any waivers granted under Section 412 of the Code), to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension).

(g) There are no pending actions, claims or lawsuits that have been asserted or instituted against the Brookfield Homes Plans, the assets of any of the trusts under the Brookfield Homes Plans or the sponsor or administrator of any of the Brookfield Homes Plans, or against any fiduciary of the Brookfield Homes Plans with respect to the operation of any of the Brookfield Homes Plans (other than routine individual benefit claims), nor does Brookfield Homes have any knowledge of facts that could form the basis for any such action, claim or lawsuit, other than such actions, claims or lawsuits that individually or in the aggregate have not had and would not reasonably be expected to have an Brookfield Homes Material Adverse Effect.

(h) None of the Brookfield Homes Plans provides for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under COBRA, and at the expense of the participant or the participant’s beneficiary. Each of Brookfield Homes and any ERISA Affiliate which maintains a “group health plan” within the meaning Section 5000(b)(1) of the Code has complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder, except where the failure to comply individually or in the aggregate has not had and would not reasonably be expected to have an Brookfield Homes Material Adverse Effect.

(i) Except as specifically provided in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, in and of itself, (i) result in any payment becoming due to any Employee, (ii) increase any benefits otherwise payable under any Brookfield Homes Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Brookfield Homes Plan or (iv) result in any obligation to fund any trust or other arrangement with respect to compensation or benefits under an Brookfield Homes Plan.

(j) Neither Brookfield Homes nor any of its Subsidiaries has a contract, plan or commitment, whether legally binding or not, to create any additional Brookfield Homes Plan or to modify any existing Brookfield Homes Plan, except as required by applicable Law or tax qualification requirement.

(k) Any individual who performs services for Brookfield Homes or any of its Subsidiaries (other than through a contract with an organization other than such individual) and who is not treated as an employee of Brookfield Homes or any of its Subsidiaries for federal income tax purposes by Brookfield Homes or any of its Subsidiaries is not an employee for such purposes, except as individually or in the aggregate, together with any breach or breaches of Section 5.14(c) hereof (without regard to any materiality or Brookfield Homes Material Adverse Effect qualifiers therein), has not had and would not reasonably be expected to have an Brookfield Homes Material Adverse Effect.

(l) Neither Brookfield Homes nor any of its Subsidiaries is a party to any Contract or other arrangement which provides for the payment of any amount which would not be deductible by reason of Section 162(m) (to the extent not properly reflected on Brookfield Homes’ applicable tax returns) or Section 280G of the Code.

5.15	Taxes.

(a) Brookfield Homes and each of its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material tax returns required to be filed by it, and all such filed tax returns are correct and complete in all material respects. All taxes shown to be due on such tax returns have been timely paid.

(b) The most recent financial statements contained in the Brookfield Homes SEC Documents reflect an adequate reserve for all material taxes payable by Brookfield Homes and its Subsidiaries for all taxable periods and portion thereof through the date covered by such financial statements. No material deficiency with respect to taxes has been proposed, asserted or assessed against Brookfield Homes or any of its Subsidiaries that has not been paid in full or fully resolved in favor of the taxpayer.

(c) The U.S. federal income tax returns of Brookfield Homes and each of its Subsidiaries have been examined by and settled with the IRS (or, to the knowledge of Brookfield Homes, the applicable statute of limitations has expired) for all years through December 31, 2006. All material assessments for such taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

(d) Neither Brookfield Homes nor any of its Subsidiaries has any obligation under any tax sharing or tax indemnification agreement (either with any Person or any taxing authority) with respect to material taxes.

(e) Neither Brookfield Homes nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code since the effective date of Section 355(e) of the Code.

(f) Neither Brookfield Homes nor any of its Subsidiaries has any liability for the taxes of any Person (other than Brookfield Homes or its Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, provincial, local or foreign law, as a transferee or successor, by contract or otherwise).

(g) Other than as disclosed on Section 5.15(g) of the Brookfield Homes Disclosure Schedule, no audit or other administrative or court proceedings are pending with any taxing authority with respect to any federal, state, provincial or local income or other material taxes of Brookfield Homes or any of its Subsidiaries, and no written notice thereof has been received by Brookfield Homes or any of its Subsidiaries. No issue has been raised in writing by any taxing authority in any presently pending tax audit that could be material and adverse to Brookfield Homes or any of its Subsidiaries for any period after the Effective Date. Neither Brookfield Homes nor any of its Subsidiaries has any outstanding agreements, waivers or arrangements, in any such case in writing, extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, any federal, state, provincial or local income or other material taxes.

(h) No written claim that could give rise to material taxes has been made within the previous five years by a taxing authority in a jurisdiction where Brookfield Homes or any of its Subsidiaries does not file tax returns that Brookfield Homes or any of its Subsidiaries is or may be subject to taxation in that jurisdiction.

(i) Brookfield Homes has made available to Brookfield Office Properties correct and complete copies of (i) all U.S. and Canadian federal, state and provincial income, franchise and GST tax returns of Brookfield Homes and its Subsidiaries for the preceding three taxable years and (ii) any audit report with respect to such taxes issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to such taxes of Brookfield Homes or any of its Subsidiaries.

(j) No Liens for taxes exist with respect to any properties or other assets of Brookfield Homes or any of its Subsidiaries, except for Liens for taxes not yet due.

(k) All material taxes required to be withheld by Brookfield Homes or any of its Subsidiaries have been withheld and have been or will be duly and timely paid to the proper taxing authority.

(l) Brookfield Homes has not undergone an ownership change for purposes of Code Section 382 or Section 111 and 249 of the Income Tax Act (Canada) which could affect the amount of its available tax loss carryforwards.

(m) Neither Brookfield Homes nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treas. Reg. § 1.6011-4(b).

(n) For purposes of this Agreement, (i) “taxes“ shall mean taxes of any kind (including those measured by or referred to as income, franchise, gross receipts, sales, use, ad valorem, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property, windfall profits, environmental (including taxes under section 59A of the Code), capital stock, unemployment, alternative or add-on minimum, disability, transfer, production, social security (or similar), registration, customs, duties or similar fees, assessments or charges of any kind whatsoever) together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto, domestic or foreign and shall include any transferee or successor liability in respect of taxes (whether by contract or otherwise) and any several liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group; (ii) “tax sharing or tax indemnification agreement” shall mean any written or unwritten arrangement for the allocation of, indemnification for or payment of tax liabilities or payment for tax benefits with respect to a consolidated, combined or unitary tax return which tax return includes or has included Brookfield Homes or Brookfield Office Properties, as the case may be, or any of their respective Subsidiaries including, with respect to any tax indemnification agreement, any former Subsidiaries; and (iii) “tax returns” shall mean any return, report, claim for refund, declaration of estimated tax, information return or statement or other similar document relating to or required to be filed with any taxing authority with respect to taxes, including any schedule or attachment thereto, and including any amendment thereof.

5.16 Labor Matters. Neither Brookfield Homes nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There are no labor disputes, grievances, labor strikes, slowdowns or stoppages actually pending or, to the knowledge of Brookfield Homes, threatened against or affecting Brookfield Homes or any of its Subsidiaries nor have there been any of such events during the past five years, except as would not, individually or in the aggregate, reasonably be expected to have an Brookfield Homes Material Adverse Effect.

5.17 Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, an Brookfield Homes Material Adverse Effect:

(i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the knowledge of Brookfield Homes, is threatened in writing by any Governmental Authority or other Person against or involving Brookfield Homes or any of its Subsidiaries relating to or arising out of any Environmental Law;

(ii) Brookfield Homes and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits; and

(iii) there are no liabilities of or relating to Brookfield Homes or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law and there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any such liability.

(b) For purposes of this Section 5.17, the terms “Brookfield Homes” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of Brookfield Homes or any of its Subsidiaries.

5.18 Intellectual Property.

(a) Brookfield Homes and/or each of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, any applications for the foregoing, technology, know-how, computer software programs or applications, and proprietary information or materials that are used in the business of Brookfield Homes and its Subsidiaries as currently conducted, except for any such failures to own, be licensed or possess that would not, individually or in the aggregate, reasonably be expected to have an Brookfield Homes Material Adverse Effect, and to the knowledge of Brookfield Homes, all patents and registered trademarks, trade names, service marks and copyrights owned by Brookfield Homes and/or its Subsidiaries are valid and subsisting.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have an Brookfield Homes Material Adverse Effect:

(i) Brookfield Homes is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which Brookfield Homes or any of its Subsidiaries is a party and pursuant to which Brookfield Homes or any of its Subsidiaries is authorized to use any third-party patents, trademarks, service marks, and copyrights (“Third-Party Intellectual Property Rights”);

(ii) no claims with respect to (A) the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names, and any applications therefor owned by Brookfield Homes or any of its Subsidiaries (the “Brookfield Homes Intellectual Property Rights”), (B) any material trade secret owned by Brookfield Homes or any of its Subsidiaries, or (C) to the knowledge of Brookfield Homes, Third-Party Intellectual Property Rights licensed to Brookfield Homes or any of its Subsidiaries, are currently pending or are threatened in writing by any Person;

(iii) to the knowledge of Brookfield Homes, there are no valid grounds for any bona fide claims (A) to the effect that the sale or licensing of any product as now sold or licensed by Brookfield Homes or any of its Subsidiaries, infringes on any copyright, patent, trademark, service mark or trade secret of any other Person;

(B) against the use by Brookfield Homes or any of its Subsidiaries of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of Brookfield Homes or any of its Subsidiaries as currently conducted; (C) challenging the ownership or validity of any Brookfield Homes Intellectual Property Rights or other material trade secret owned by Brookfield Homes; or (D) challenging the license or right to use any Third-Party Intellectual Rights by Brookfield Homes or any of its Subsidiaries; and

(iv) to the knowledge of Brookfield Homes, there is no unauthorized use, infringement or misappropriation or any of Brookfield Homes Intellectual Property Rights by any Person, including any employee or former employee of Brookfield Homes or any of its Subsidiaries.

5.19 Real Property. The real property owned or leased by Brookfield Homes and its Subsidiaries is sufficient for the operation of the business of Brookfield Homes and its Subsidiaries as currently conducted in all material respects.

5.20 Insurance. All insurance policies carried by or covering Brookfield Homes and its Subsidiaries with respect to their businesses, assets and properties are in full force and effect, and no notice of cancellation with respect such insurance policies has been received by Brookfield Homes or any of its Subsidiaries, except with respect to any cancellations or terminations that, individually or in the aggregate, would not reasonably be expected to have an Brookfield Homes Material Adverse Effect.

5.21 Brokers and Other Advisors. No broker, investment banker, financial advisor or other similar Person, other than Wells Fargo Securities LLC, the fees and expenses of which will be paid by Brookfield Homes in accordance with Brookfield Homes’ agreement with such firm (a copy of which have been made available to Brookfield Office Properties), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Brookfield Homes or its Subsidiaries. The fees of Wells Fargo Securities LLC payable by Brookfield Homes in connection with the Transactions will not exceed, in the aggregate, $700,000, excluding expenses.

5.22 Opinion of Financial Advisor. The Special Committee of the Board of Directors of Brookfield Homes has received the opinion of Wells Fargo Securities LLC, dated the date hereof, to the effect that, as of such date, the exchange ratio of 0.764900530 shares of Brookfield Residential Common Stock to be paid for each share of Brookfield Homes Common Stock in the Merger is fair from a financial point of view to the holders (other than Brookfield Residential) of Brookfield Homes Common Stock, a copy of which opinion will be delivered to Brookfield Office Properties as soon as practicable after the date of this Agreement.

5.23 Anti-takeover Statutes and Rights Plan. No restrictive provision of any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or restrictive provision of any applicable anti-takeover provision in the Brookfield Homes Certificate or Brookfield Homes Bylaws is, or at the Effective Date will be, applicable to this Agreement or any of the transactions contemplated hereby.

Article VI

Representations and Warranties of Brookfield Office Properties

Except (i) as set forth in the Brookfield Office Properties Disclosure Schedule, regardless of whether the relevant section herein refers to the Brookfield Office Properties Disclosure Schedule, (ii) as specifically disclosed in any reports filed by Brookfield Office Properties as part of the Brookfield Office Properties Securities Documents filed prior to the date of this Agreement, or (ii) as expressly contemplated by this

Agreement (which exceptions shall not apply in the case of Sections 6.01 to 6.04 inclusive, 6.23 and 6.24), Brookfield Office Properties represents and warrants to Brookfield Homes and Brookfield Residential as follows:

6.01 Organization, Standing and Corporate Power.

(a) Brookfield Office Properties is and, when formed, each of the other Brookfield Office Properties Contributing Corporations will be, an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is formed and has or, in the case of the other Brookfield Office Properties Contributing Corporations, will have all requisite corporate power and authority to own and operate the Contributed Subsidiaries and to carry on the BPO Residential Businesses as now being conducted. Brookfield Office Properties is and, when formed, each of the other Brookfield Office Properties Contributing Corporations will be, duly qualified or licensed to do business as a foreign corporation and Brookfield Office Properties is and, when formed, each of the other Brookfield Office Properties Contributing Corporations will be, in good standing in each jurisdiction in which it operates and the conduct of the BPO Residential Businesses or the ownership or operation of the properties constituting the BPO Residential Businesses makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate has not had and would not reasonably be expected to have a Brookfield Office Properties Material Adverse Effect. Brookfield Office Properties has made available to Brookfield Homes complete and correct copies of its Restated Articles of Incorporation and Amended and Restated Bylaws and the articles of incorporation and bylaws (or comparable organizational documents) of each of Brookfield Office Properties’ Subsidiaries that currently are part of the BPO Residential Businesses, in each case as amended to the date of this Agreement.

(b) For purposes of this Agreement, “Brookfield Office Properties Material Adverse Effect” shall mean any change, effect, event, occurrence or state of facts that is materially adverse to the business, properties, financial condition or results of operations of the BPO Residential Businesses, taken as a whole, provided, that none of the following shall be deemed in and of themselves to constitute, and none of the following shall be taken into account in determining whether there has been (or whether there is reasonably expected to be), a Brookfield Office Properties Material Adverse Effect: any change, effect, event, occurrence or state of facts relating to, caused by or resulting from (i) the United States, Canadian or any international economy or the United States, Canadian or international financial markets in general (provided that the BPO Residential Businesses are not disproportionately affected thereby), (ii) the industry in which the BPO Residential Businesses operate in general (provided that the BPO Residential Businesses are not disproportionately affected thereby), or (iii) the announcement of this Agreement or the transactions contemplated hereby.

6.02 Subsidiaries.

(a) Section 6.02(a) of Brookfield Office Properties Disclosure Schedule lists all of the Subsidiaries of Brookfield Office Properties that will be, as of the Effective Date, part of the BPO Residential Businesses and, for each such Subsidiary, the state or jurisdiction of formation and each jurisdiction in which such Subsidiary is qualified or licensed to do business. Each such Subsidiary and each Contributed Subsidiary (i) is (or will be prior to the Effective Date in the case of each Contributed Subsidiary) a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and (ii) is (or will be prior to the Effective Date in the case of each Contributed Subsidiary) duly qualified to do business as a foreign corporation, limited liability company or other entity, as the case may be, and is (or will be prior to the Effective Date in the case of each Contributed Subsidiary) in good standing in each jurisdiction, where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Brookfield Office Properties Material Adverse Effect. No such Subsidiary is obligated to file periodic reports with the SEC pursuant to the 1934 Act. All of the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary and each Contributed Subsidiary have been (or will be prior to the Effective Date in the case of each Contributed Subsidiary) validly issued and are (or will be prior to the Effective Date in the case of each Contributed Subsidiary) fully paid and nonassessable and are (or will be prior to the Effective Date in the case of each Contributed Subsidiary) owned directly or indirectly by Brookfield Office Properties or one of the other Brookfield Office Properties Contributing Corporations free and clear of all Liens and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests.

(b) As of the Effective Date there will not be issued or outstanding any warrants, calls, options or other rights to acquire from Brookfield Office Properties or any of its Subsidiaries (including the Contributed Subsidiaries), or any obligation of Brookfield Office Properties or any of its Subsidiaries (including the Contributed Subsidiaries) to issue, sell, redeem, repurchase or otherwise acquire, any shares of capital stock of, or other equity interests in, any Contributed Subsidiary. Neither Brookfield Office Properties nor any of its Subsidiaries (including the Contributed Subsidiaries) will be, as of the Effective Date, a party to any voting agreement with respect to the voting of any capital stock of any Contributed Subsidiary.

(c) There are not, and as of the Effective Date there will not be, any outstanding options or other awards under any stock plan of Brookfield Office Properties for which the holder shall receive a right to shares of Brookfield Residential Common Stock in lieu of common stock of Brookfield Office Properties or any of its Subsidiaries.

6.03 Authority; Noncontravention.

(a) Brookfield Office Properties has all requisite corporate power and authority to enter into and deliver this Agreement and has, and when formed, each of the other Brookfield Office Properties Contributing Corporations will have, all requisite corporate power and authority to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Brookfield Office Properties, and no other corporate proceedings on the part of Brookfield Office Properties are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The consummation of the transactions to be undertaken by the Brookfield Office Properties Contributing Corporations contemplated by this Agreement has been duly authorized by all necessary corporate action on the part of the Brookfield Office Properties Contributing Corporations, and no other corporate proceedings on the part of the Brookfield Office Properties Contributing Corporations are necessary to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Brookfield Office Properties and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of Brookfield Office Properties, enforceable against Brookfield Office Properties in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other similar Laws affecting creditors’ rights generally from time to time in effect and by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law)).

(b) The execution and delivery of this Agreement do not, and the consummation of the Contribution and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, constitute or result in (i) a violation or breach of, or a default under, the Restated Articles of Incorporation of Brookfield Office Properties, as amended, or the Amended and Restated Bylaws of Brookfield Office Properties, as amended, or the comparable organizational documents of any of its Subsidiaries, (ii) as of the Effective Date, a violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien on the equity interests of any of the Contributed Subsidiaries or on any of the BPO Residential Assets under, any Contract to which Brookfield Office Properties or any of its Subsidiaries is a party which constitutes part of the BPO Residential Businesses or any material Permit to which Brookfield Office Properties or any of its Subsidiaries is subject which constitutes part of the BPO Residential Businesses or (iii) subject to the governmental filings and other matters referred to in Section 6.04, a violation or breach of any Law applicable to Brookfield Office Properties or any of its Subsidiaries operating the BPO Residential

Businesses or to the BPO Residential Businesses, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually or in the aggregate (A) have not had and would not reasonably be expected to have a Brookfield Office Properties Material Adverse Effect or (B) would not reasonably be expected to prevent, materially delay or materially impair the ability of Brookfield Office Properties to perform its obligations under, or to consummate any of the transactions contemplated by, this Agreement.

6.04 Governmental Approvals. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Brookfield Office Properties or any of its Subsidiaries operating the BPO Residential Businesses or the Contributed Subsidiaries in connection with the execution and delivery of this Agreement by Brookfield Office Properties or the consummation by Brookfield Office Properties or any other Brookfield Office Properties Contributing Corporation of the Contribution or the other transactions contemplated by this Agreement, except for those required under or in relation to (a) Part IX of the Competition Act and any other applicable filings under foreign competition, merger control or antitrust laws, (b) the 1933 Act, (c) the 1934 Act, (d) the Certificate of Merger to be filed with the Secretary of State of the State of Delaware and appropriate documents to be filed with the relevant authorities of other states in which Brookfield Homes is qualified to do business, (e) any appropriate filings with and approvals of the NYSE and TSX, (f) any Canadian Securities Laws, state securities or “blue sky” law, and (g) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to (x) have a Brookfield Office Properties Material Adverse Effect or (y) prevent, materially delay or materially impair the ability of Brookfield Office Properties or any other Brookfield Office Properties Contributing Corporation to perform its obligations under, or to consummate any of the transactions contemplated by, this Agreement. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (a) through (g) above are referred to herein as “Necessary Brookfield Office Properties Consents.”

6.05 Brookfield Office Properties Securities Filings.

(a) Brookfield Office Properties has filed all required forms, reports, statements, schedules, registration statements and other documents required to be filed by it with the Canadian Securities Commissions or the SEC since January 1, 2008 and has, prior to the date hereof, delivered or made available to Brookfield Homes through Canada’s SEDAR System or the SEC’s EDGAR System (i) its annual report for its fiscal year ended December 31, 2009, (ii) its quarterly reports for its fiscal quarters ended March 31, 2010 and June 30, 2010, (iii) any proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of Brookfield Office Properties for all meetings held or actions taken since December 31, 2008 and (iv) all of its other forms, reports, statements, schedules, registration statements and other documents filed with the Canadian Securities Commissions or the SEC since December 31, 2008 (the documents referred to in this Section 6.05, collectively with any other forms, reports, statements, schedules, registration statements or other documents filed with the Canadian Securities Commissions or the SEC subsequent to the date hereof and prior to the Effective Date, the “Brookfield Office Properties Securities Documents”).

(b) As of its filing date, each Brookfield Office Properties Securities Document complied, and each such Brookfield Office Properties Securities Document filed subsequent to the date hereof and prior to the Effective Date will comply, as to form in all material respects with the applicable requirements of the Canadian Securities Laws, the 1933 Act and 1934 Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Brookfield Office Properties Securities Document did not, and each such Brookfield Office Properties Securities Document filed subsequent to the date hereof and prior to the Effective Date on the date of its filing will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Brookfield Office

Properties with respect to statements made or incorporated by reference in any Brookfield Office Properties SEC Document filed subsequent to the date hereof and prior to the Effective Date based on information supplied by Brookfield Homes or its Subsidiaries specifically for inclusion or incorporation therein.

(d) Brookfield Office Properties is a “foreign private issuer” for purposes of the U.S. securities laws.

(e) Brookfield Office Properties is, as of the date of this Agreement, in compliance in all material respects with all applicable requirements of the Canadian Securities Laws, the 1933 Act, the 1934 Act, the Sarbanes-Oxley Act, the NYSE and the TSX.

(f) As used in this Section 6.05, the term “file” shall be broadly construed to include any manner in which a document or information is furnished to the Canadian Securities Commissions or the SEC.

6.06 Financial Statements; No Undisclosed Liabilities.

(a) Section 6.06(a) of the Brookfield Office Properties Disclosure Schedule contains (i) the audited combined balance sheet and statement of operations and cash flows as of and for the year ended December 31, 2009 for the operations of the BPO Residential Businesses, together with the appropriate notes to such financial statements, accompanied by the report thereon of Deloitte & Touche LLP, independent public accountants, and (ii) the unaudited combined balance sheet and statement of operations and cash flows as of and for the six-month period ended June 30, 2010 for the operations of the BPO Residential Businesses (the financial statements referred to in clauses (i) and (ii) are collectively referred to herein as the “Brookfield Office Properties Financial Statements“). The Brookfield Office Properties Financial Statements comply as to form in all material respects with applicable accounting requirements, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial condition of the BPO Residential Businesses as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal and recurring year-end audit adjustments).

(b) Except (i) as set forth in the Brookfield Office Properties Financial Statements, (ii) as incurred in the ordinary course of business since December 31, 2009 and (iii) as may arise out of or in connection with this Agreement and the transactions contemplated hereby, the BPO Residential Businesses do not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that individually or in the aggregate would reasonably be expected to have a Brookfield Office Properties Material Adverse Effect.

(c) Section 6.06(c) of the Brookfield Office Properties Disclosure Schedule lists, and Brookfield Office Properties has delivered to Brookfield Homes copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC) effected by Brookfield Office Properties or its Subsidiaries relating to the BPO Residential Businesses since January 1, 2010.

(d) To the knowledge of Brookfield Office Properties without independent investigation, there are no pending or threatened claims, suits, actions or proceedings seeking damages against Brookfield Office Properties or its Subsidiaries involving a material business or facility formerly owned by or used primarily in the BPO Residential Businesses that would reasonably be expected to result in a Brookfield Office Properties Material Adverse Effect.

6.07 Financial Controls. Brookfield Office Properties is not aware of any significant deficiencies or material weaknesses existing in the design or operation of the internal controls over financial reporting of the BPO Residential Businesses that adversely affect Brookfield Office Properties’ ability to record, process, summarize and report to management or the Board of Directors of Brookfield Office Properties material financial information relating to the BPO Residential Businesses. Since January 1, 2009, no fraud, whether or not material, that involves management or other employees who have a significant role in the preparation of financial reports of the BPO Residential Businesses, as a whole, has been disclosed to Brookfield Office Properties’ auditors, Board of Directors or executive management.

6.08 Information Supplied. None of the information supplied or to be supplied by Brookfield Office Properties or its Subsidiaries specifically for inclusion or incorporation by reference in (a) the Form F-4 will, at the time the Form F-4 becomes effective under the 1933 Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Proxy Statement will, at the date it is first mailed to the stockholders of Brookfield Homes and at the time of the Brookfield Homes Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Brookfield Office Properties with respect to statements made or incorporated by reference in the Form F-4 or the Proxy Statement based on information supplied by Brookfield Homes or Brookfield Residential specifically for inclusion or incorporation by reference in the Form F-4 or the Proxy Statement.

6.09 Absence of Certain Changes or Events. Since December 31, 2009, Brookfield Office Properties and its Subsidiaries have conducted the BPO Residential Businesses only in the ordinary and usual course (except for actions expressly contemplated by Section 8.02 or set forth in Section 8.02 of the Brookfield Office Properties Disclosure Schedule) and there has not been (a) any change, effect, event, occurrence or state of facts that individually or in the aggregate has had or would reasonably be expected to have a Brookfield Office Properties Material Adverse Effect or (b) any change by Brookfield Office Properties in accounting principles or any material accounting practices or methods.

6.10 Litigation. There is no suit, action or proceeding pending or, to the knowledge of Brookfield Office Properties, threatened (x) against Brookfield Office Properties with respect to, or any of its Subsidiaries (including the Contributed Subsidiaries) operating, the BPO Residential Businesses that would reasonably be expected to result in damages payable by Brookfield Office Properties or any of its Subsidiaries (including the Contributed Subsidiaries) operating the BPO Residential Businesses in excess of $10 million or which, when aggregated with other such suits, actions or proceedings would reasonably be expected to result in damages payable by Brookfield Office Properties or any of its Subsidiaries (including the Contributed Subsidiaries) operating the BPO Residential Businesses in excess of $25 million or (y) against Brookfield Office Properties or any of its Subsidiaries (including the Contributed Subsidiaries) that would reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority outstanding against, or, to the knowledge of Brookfield Office Properties, pending investigation by any Governmental Authority against, Brookfield Office Properties or any of its Subsidiaries (including the Contributed Subsidiaries) that individually or in the aggregate has had or would reasonably be expected to have a Brookfield Office Properties Material Adverse Effect or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

6.11 Contracts.

(a) Section 6.11(a) of the Brookfield Office Properties Disclosure Schedule contains a correct and complete list, as of the date of this Agreement, of the following Contracts of the BPO Residential Businesses (each, a “Brookfield Office Properties Material Contract” and, collectively, the “Brookfield Office Properties Material Contracts”): (i) all Contracts other than in the ordinary course of business with a term lasting for one year or less which requires or may reasonably be expected to involve the payment of more than $1 million; and (ii) all Contracts other than in the ordinary course of business with a term lasting for more than one year which requires or involves the payment of more than $5 million. True and complete copies of all such Brookfield Office

Properties Material Contracts have been delivered or have been made available by Brookfield Office Properties to Brookfield Homes. Each of the Brookfield Office Properties Material Contracts is in full force and effect and constitutes the legal, valid and binding obligation of Brookfield Office Properties or its Subsidiaries, as applicable, and is enforceable in accordance with its respective terms. Neither Brookfield Office Properties nor any of its Subsidiaries nor, to the knowledge of Brookfield Office Properties, any other party is in breach of or in default under any Brookfield Office Properties Material Contract, except for such breaches and defaults as have not had and would not reasonably be expected to have, individually or in the aggregate, a Brookfield Office Properties Material Adverse Effect.

(b) Neither Brookfield Office Properties nor any of its Subsidiaries is party to any agreement containing any provision or covenant directly or explicitly limiting in any material respect the ability of the BPO Residential Businesses to (i) sell any products or services of or to any other Person, (ii) engage in any line of business or (iii) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to the BPO Residential Businesses.

6.12 Compliance with Laws; Permits. Brookfield Office Properties and each of its Subsidiaries is in compliance with all applicable Laws as they relate to the BPO Residential Businesses or the Contributed Subsidiaries, except for instances of noncompliance or possible noncompliance that individually or in the aggregate have not had and would not reasonably be expected to have a Brookfield Office Properties Material Adverse Effect. None of Brookfield Office Properties or any of its Subsidiaries has received, since December 31, 2007, a written notice alleging or relating to a possible violation of any Laws applicable to the BPO Residential Businesses which violations would, individually or in the aggregate, have a Brookfield Office Properties Material Adverse Effect. Brookfield Office Properties and its Subsidiaries have in effect all material Permits (including Environmental Permits) necessary to carry on the BPO Residential Businesses as now conducted, and there has occurred no violation of or default (with or without notice or lapse of time or both) under any such Permit, except for violations or defaults that individually or in the aggregate have not had and would not reasonably be expected to have a Brookfield Office Properties Material Adverse Effect. There is no event which has occurred that, to the knowledge of Brookfield Office Properties, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any such Permit, other than such revocations, cancellations, non-renewals or modifications that individually or in the aggregate would not reasonably be expected to have a Brookfield Office Properties Material Adverse Effect. The Transactions, in and of themselves, would not cause the revocation, cancellation, non-renewal or adverse modification of any such Permits that individually or in the aggregate would reasonably be expected to have a Brookfield Office Properties Material Adverse Effect.

6.13 Employee Benefit Plans.

(a) Section 6.13(a) of the Brookfield Office Properties Disclosure Schedule sets forth a correct and complete list of all BPO Residential Businesses Plans.

(b) Correct and complete copies of the following documents, with respect to each of BPO Residential Businesses Plans (other than a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA or under applicable pension legislation), have been delivered to Brookfield Homes by Brookfield Office Properties, to the extent applicable: (i) any plans, all amendments and attachments thereto and related trust documents, insurance contracts or other funding arrangements, and amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto and the most recent actuarial report, if any; (iii) the most recent IRS determination letter; and (iv) summary plan descriptions.

(c) The BPO Residential Businesses Plans have been maintained in accordance with their terms and with all provisions of ERISA, the Code and other applicable Laws, and none of the BPO Residential Businesses (or any of their Subsidiaries) or any “party in interest” or “disqualified person” with respect to the BPO Residential Businesses Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA as applicable, except as individually or in the aggregate have not had and would not reasonably be expected to have a Brookfield Office Properties Material Adverse Effect. No fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any BPO Residential Businesses Plan, except as individually or in the aggregate have not had and would not reasonably be expected to have a Brookfield Office Properties Material Adverse Effect.

(d) The BPO Residential Businesses Plans intended to qualify under Section 401 of the Code or under any favoring provisions of applicable tax Laws are so qualified and any trusts intended to be exempt from federal income taxation under Section 501 of the Code are so exempt, except as individually or in the aggregate have not had and would not reasonably be expected to have an Brookfield Office Properties Material Adverse Effect.

(e) None of the BPO Residential Businesses or any trade or business (whether or not incorporated) that is treated as a single employer, with any of them under Section 414(b), (c), (m) or (o) of the Code has any current or contingent liability with respect to (i) a plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or (ii) any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or under applicable pension Laws. Each BPO Residential Businesses Plan that is intended to meet the requirements for tax favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code meets such requirements, with such exceptions that individually or in the aggregate have not had and would not reasonably be expected to have an Brookfield Office Properties Material Adverse Effect.

(f) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any BPO Residential Businesses Plans (including workers compensation) or by Law (without regard to any waivers granted under Section 412 of the Code), to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension).

(g) There are no pending actions, claims or lawsuits that have been asserted or instituted against the BPO Residential Businesses Plans, the assets of any of the trusts under the BPO Residential Businesses Plans or the sponsor or administrator of any of the BPO Residential Businesses Plans, or against any fiduciary of the BPO Residential Businesses Plans with respect to the operation of any of the BPO Residential Businesses Plans (other than routine individual benefit claims), nor do the BPO Residential Businesses have any knowledge of facts that could form the basis for any such action, claim or lawsuit, other than such actions, claims or lawsuits that individually or in the aggregate have not had and would not reasonably be expected to have a Brookfield Office Properties Material Adverse Effect.

(h) None of the BPO Residential Businesses Plans provide for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under COBRA, and at the expense of the participant or the participant’s beneficiary. Each of the BPO Residential Businesses and any ERISA Affiliate which maintains a “group health plan” within the meaning of Section 5000(b)(1) of the Code has complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder, except where the failure to comply individually or in the aggregate has not had and would not reasonably be expected to have a Brookfield Office Properties Material Adverse Effect.

(i) Except as specifically provided in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, in and of itself, (i) result in any payment becoming due to any Employee, (ii) increase any benefits otherwise payable under any BPO Residential Businesses Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits under any BPO Residential Businesses Plan or (iv) result in any obligation to fund any trust or other arrangement with respect to compensation or benefits under a BPO Residential Businesses Plan.

(j) The BPO Residential Businesses do not have a contract, plan or commitment, whether legally binding or not, to create any additional BPO Residential Businesses Plan or to modify any existing BPO Residential Businesses Plan, except as required by applicable Law or tax qualification requirement.

(k) Any individual who performs services for the BPO Residential Businesses or any of its Subsidiaries (other than through a contract with an organization other than such individual) and who is not treated as an employee of the BPO Residential Businesses for federal income tax purposes by the BPO Residential Businesses is not an employee for such purposes, except as individually or in the aggregate, together with any breach or breaches of Section 6.13(c) hereof (without regard to any materiality or Brookfield Office Properties Material Adverse Effect qualifiers therein), has not had and would not reasonably be expected to have a Brookfield Office Properties Material Adverse Effect.

(l) The BPO Residential Businesses are not a party to any Contract or other arrangement which provides for the payment of any amount which would not be deductible by reason of Section 162(m) (to the extent not properly reflected on the BPO Residential Businesses’ applicable tax returns) or Section 280G of the Code.

6.14 Taxes.

(a) Brookfield Office Properties and each of its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material tax returns required to be filed by it with respect to the BPO Residential Businesses, and all such filed tax returns are, with respect to the BPO Residential Businesses, correct and complete in all material respects. All taxes shown to be due on such tax returns with respect to the BPO Residential Businesses have been timely paid.

(b) The most recent Brookfield Office Properties Financial Statements reflect an adequate reserve for all material taxes payable by Brookfield Office Properties and its Subsidiaries with respect to the BPO Residential Businesses for all taxable periods and portion thereof through the date covered by such financial statements. No material deficiency with respect to taxes has been proposed, asserted or assessed against Brookfield Office Properties or any of its Subsidiaries with respect to the BPO Residential Businesses that has not been paid in full or fully resolved in favor of the taxpayer.

(c) The U.S. federal income tax returns filed by each of Brookfield Office Properties’ Subsidiaries involved in the BPO Residential Businesses have been examined by and settled with the IRS (or, to the knowledge of Brookfield Office Properties, the applicable statute of limitations has expired) for all years through December 31, 2006. The Canadian federal income tax returns with respect to the BPO Residential Businesses and those filed by each of Brookfield Office Properties’ Subsidiaries involved in the BPO Residential Businesses have been examined by and settled with the Canadian tax authorities (or, to the knowledge of Brookfield Office Properties, the applicable statute of limitations has expired), for all years through December 31, 2005. All material assessments for taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

(d) Neither Brookfield Office Properties nor any of its Subsidiaries has any obligation under any tax sharing or tax indemnification agreement (either with any Person or any tax authority) with respect to material taxes relating to the BPO Residential Businesses.

(e) No audit or other administrative or court proceedings are pending with any taxing authority with respect to any federal, state, provincial or local income or other material taxes of Brookfield Office Properties or any of its Subsidiaries relating to the BPO Residential Businesses, and no written notice thereof has been received by Brookfield Office Properties or any of its Subsidiaries. No issue has been raised in writing by any taxing authority in any presently pending tax audit that could be material and adverse to the BPO Residential Businesses for any period after the Effective Date. Neither Brookfield Office Properties nor any of its Subsidiaries has any outstanding agreements, waivers or arrangements, in any such case in writing, extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, any federal, state, provincial or local income or other material taxes relating to the BPO Residential Businesses.

(f) No written claim that could give rise to material taxes with respect to the BPO Residential Businesses has been made within the previous five years by a taxing authority in a jurisdiction where Brookfield Office

Properties or any of its Subsidiaries does not file tax returns that Brookfield Office Properties or any of its Subsidiaries is or may be subject to taxation in that jurisdiction with respect to the BPO Residential Businesses.

(g) Brookfield Office Properties has made available to Brookfield Homes correct and complete copies of (i) all U.S. or Canadian federal income tax returns of Brookfield Office Properties and its Subsidiaries relating to the BPO Residential Businesses for the preceding three taxable years and (ii) any audit report with respect to such taxes issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to the BPO Residential Businesses. To the extent that such tax returns or audit reports do not relate solely to the BPO Residential Businesses, Brookfield Office Properties has provided the portions of such tax returns and audit reports that relate solely to the BPO Residential Businesses.

(h) No Liens for taxes exist with respect to any properties or other assets of the BPO Residential Businesses, except for Liens for taxes not yet due.

(i) All material taxes required to be withheld by Brookfield Office Properties or any of its Subsidiaries with respect to the BPO Residential Businesses have been withheld and have been or will be duly and timely paid to the proper taxing authority.

(j) Neither Brookfield Office Properties nor any of its Subsidiaries has participated in a “listed transaction” with respect to the BPO Residential Businesses within the meaning of Treas. Reg. § 1.6011-4(b).

(k) Neither Brookfield Office Properties nor any of its Subsidiaries has any liability for the taxes of any Person (other than Brookfield Office Properties or its Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, provincial, local or foreign law, as a transferee or successor, by contract or otherwise).

(l) The Contributed Subsidiaries have not undergone an ownership change for purposes of Code Section 382 or Sections 111 and 249 of the Income Tax Act (Canada) which could affect the amount of its available tax loss carryforwards.

6.15 Labor Matters. Neither Brookfield Office Properties nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization affecting or relating to the BPO Residential Businesses, except as disclosed in Section 6.15 of the Brookfield Office Properties Disclosure Schedule. There are no labor disputes, grievances, labor strikes, slowdowns or stoppages actually pending or, to the knowledge of Brookfield Office Properties, threatened against or affecting the BPO Residential Businesses, nor have there been any of such events during the past five years, except as would not, individually or in the aggregate, reasonably be expected to have a Brookfield Office Properties Material Adverse Effect.

6.16 Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Brookfield Office Properties Material Adverse Effect:

(i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the knowledge of Brookfield Office Properties, is threatened in writing by any Governmental Authority or other Person relating to or arising out of any Environmental Law applicable to the BPO Residential Businesses;

(ii) the BPO Residential Businesses are and have been in compliance with all Environmental Laws and all Environmental Permits; and

(iii) there are no liabilities of or relating to Brookfield Office Properties or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law applicable to the BPO Residential Businesses and there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any such liability.

(b) For purposes of this Section 6.16, the terms “Brookfield Office Properties” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of Brookfield Office Properties or any of its Subsidiaries.

6.17 Intellectual Property.

(a) Brookfield Office Properties and/or each of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, any applications for the foregoing, technology, know-how, computer software programs or applications, and proprietary information or materials that are used in the BPO Residential Businesses as currently conducted, except for any such failures to own, be licensed or possess that would not, individually or in the aggregate, reasonably be expected to have a Brookfield Office Properties Material Adverse Effect, and to the knowledge of Brookfield Office Properties, all patents and registered trademarks, trade names, service marks and copyrights owned by Brookfield Office Properties and/or its Subsidiaries that are used in the BPO Residential Businesses and included in the Contributed Subsidiaries are valid and subsisting.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Brookfield Office Properties Material Adverse Effect:

(i) Brookfield Office Properties is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which Brookfield Office Properties or any of its Subsidiaries is a party, which are used in the BPO Residential Businesses, and pursuant to which Brookfield Office Properties or any of its Subsidiaries is authorized to use any Third-Party Intellectual Property Rights;

(ii) no claims with respect to (A) the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names, and any applications therefor owned by Brookfield Office Properties or any of its Subsidiaries and included with the Contributed Subsidiaries (the “Brookfield Office Properties Intellectual Property Rights”), (B) any material trade secret owned by Brookfield Office Properties or any of its Subsidiaries and included within the Contributed Subsidiaries, or (C) to the knowledge of Brookfield Office Properties, Third-Party Intellectual Property Rights licensed to Brookfield Office Properties or any of its Subsidiaries and included within the Contributed Subsidiaries, are currently pending or are threatened in writing by any Person;

(iii) to the knowledge of Brookfield Office Properties, there are no valid grounds for any bona fide claims (A) to the effect that the sale or licensing of any product as now sold or licensed by the BPO Residential Businesses, infringes on any copyright, patent, trademark, service mark or trade secret of any other Person; (B) against the use by Brookfield Office Properties or any of its Subsidiaries of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the BPO Residential Businesses as currently conducted; (C) challenging the ownership or validity of any Brookfield Office Properties Intellectual Property Rights or other material trade secret owned by Brookfield Office Properties; or (D) challenging the license or right to use any Third-Party Intellectual Rights by Brookfield Office Properties or any of its Subsidiaries; and

(iv) to the knowledge of Brookfield Office Properties, there is no unauthorized use, infringement or misappropriation or any of Brookfield Office Properties Intellectual Property Rights by any Person, including any employee or former employee of Brookfield Office Properties or any of its Subsidiaries.

6.18 Indebtedness. Except for the Existing Debt, there is, and at the Effective Date there will be, no indenture, mortgage, promissory note, loan agreement or other commitment providing for, or relating to, the incurrence of indebtedness for borrowed money, other than short-term borrowings in the ordinary course of the BPO Residential Businesses which may be incurred prior to the Effective Time by the BPO Residential Businesses solely for working capital purposes.

6.19 Real Property. The real property owned or leased by Brookfield Office Properties and its Subsidiaries to be included in the Contributed Subsidiaries is sufficient for the operation of the BPO Residential Businesses as currently conducted, in all material respects.

6.20 Insurance. All insurance policies carried by Brookfield Office Properties or its Subsidiaries and covering the BPO Residential Businesses are in full force and effect, and no notice of cancellation with respect such insurance policies has been received by Brookfield Office Properties or any of its Subsidiaries, except with respect to any cancellations or terminations that, individually or in the aggregate, would not reasonably be expected to have a Brookfield Office Properties Material Adverse Effect.

6.21 Sufficiency of Contributed Assets. Except as disclosed in Section 6.21 of the Brookfield Office Properties Disclosure Schedule, the BPO Residential Assets constitute all or substantially all of the assets (a) primarily used in the BPO Residential Businesses and (b) necessary to operate the BPO Residential Businesses in substantially the same manner as they were operated prior to the Effective Date; provided, however, that, after the Closings, Brookfield Residential may not have access to all of the services currently provided by Brookfield Office Properties and its Affiliates to the BPO Residential Businesses.

6.22 Affiliate Transactions. Section 6.22 of the Brookfield Office Properties Disclosure Schedule sets forth (a) a description of all material services provided by Brookfield Office Properties or any of its Subsidiaries to the BPO Residential Businesses utilizing assets not to be contributed, assigned, conveyed or transferred to the Contributed Subsidiaries, and the manner in which the costs of providing such services have been allocated to the BPO Residential Businesses, and (b) a description of all material services provided by the BPO Residential Businesses to the operations of Brookfield Office Properties or any of its Subsidiaries other than the BPO Residential Businesses utilizing assets to be contributed, assigned, conveyed or transferred to the Contributed Subsidiaries, and the manner in which the BPO Residential Businesses have been compensated for the costs of providing such services.

6.23 Brokers and Other Advisors. No broker, investment banker, financial advisor or other similar Person, other than Morgan Stanley & Co. Incorporated, the fees and expenses of which will be paid by Brookfield Office Properties (and not by any of the Contributed Subsidiaries) in accordance with Brookfield Office Properties’ agreements with such firm, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Brookfield Office Properties or its Subsidiaries.

6.24 No Vote Required. No vote or other action of the stockholders of Brookfield Office Properties is required by Law, the Restated Articles of Incorporation of Brookfield Office Properties, as amended, or the Amended and Restated Bylaws of Brookfield Office Properties, as amended, or otherwise in order for Brookfield Office Properties to consummate the Contribution and the other transactions contemplated hereby.

Article VII

Representations and Warranties of Brookfield Residential and BR Acquisition Corp.

Except as expressly contemplated by this Agreement, Brookfield Residential represents and warrants to Brookfield Homes and Brookfield Office Properties as follows:

7.01 Organization, Standing and Corporate Power.

(a) Each of Brookfield Residential and BR Acquisition Corp. is an entity duly organized, validly existing and in good standing under the jurisdiction in which it is formed and has all requisite corporate power and authority to carry on its business as now being conducted. Each of Brookfield Residential and BR Acquisition Corp. is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing or operation of the properties constituting the BPO Residential Businesses makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate has not had and would not reasonably be expected to have a Brookfield Residential Material Adverse Effect.

(b) For purposes of this Agreement, “Brookfield Residential Material Adverse Effect” shall mean any change, effect, event, occurrence or state of facts that is materially adverse to the business, properties, financial condition or results of operations of Brookfield Residential and its Subsidiaries, taken as a whole, provided, that none of the following shall be deemed in and of themselves to constitute, and none of the following shall be taken into account in determining whether there has been (or whether there is reasonably expected to be), a Brookfield Residential Material Adverse Effect: any change, effect, event, occurrence or state of facts relating to, caused by or resulting from (i) the United States, Canadian or any international economy or the United States, Canadian or international financial markets in general or (ii) the announcement of this Agreement or the transactions contemplated hereby.

7.02 Subsidiaries. Except for the capital stock of BR Acquisition Corp. and shares of Brookfield Homes Common Stock and Brookfield Homes Preferred Stock owned by Brookfield Residential, neither Brookfield Residential nor BR Acquisition Corp. owns, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity or voting interests in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Person.

7.03 Capital Structure.

(a) The authorized capital of Brookfield Residential consists of an unlimited number of shares of Brookfield Residential Common Stock and an unlimited number of shares of Brookfield Residential Preferred Stock. As of the date of this Agreement, (i) 53,808,461 shares of Brookfield Residential Common Stock are issued and outstanding, (ii) zero shares of Brookfield Residential Preferred Stock are issued and outstanding, and (iii) 53,808,461 shares of Brookfield Residential Common Stock are owned by Brookfield Asset Management Inc. Immediately prior to the Effective Time, the shares of Brookfield Residential Common Stock owned by Brookfield Asset Management Inc. will be consolidated to be reflective of the intended effect of the Transactions. All outstanding shares of capital stock of Brookfield Residential are, and immediately prior to the Effective Time will be, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Brookfield Residential does not have issued or outstanding any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating Brookfield Residential to issue, transfer or sell any shares to any Person, other than pursuant to this Agreement.

(b) The authorized capital stock of BR Acquisition Corp. consists of 1,000 shares of common stock, par value $0.01 per share. All of such issued and outstanding shares are owned by Brookfield Residential. BR Acquisition Corp. does not have issued or outstanding any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating BR Acquisition Corp. to issue, transfer or sell any shares to any Person, other than pursuant to this Agreement.

7.04 Authority; Noncontravention.

(a) Each of Brookfield Residential and BR Acquisition Corp. has all requisite corporate power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Brookfield Residential and BR Acquisition Corp., and no other corporate proceedings on the part of Brookfield Residential or BR Acquisition Corp. are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Brookfield Residential and BR Acquisition Corp. and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of Brookfield Residential and BR Acquisition Corp., enforceable against Brookfield Residential and BR Acquisition Corp. in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other similar Laws affecting creditors’ rights generally from time to time in effect and by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law)).

(b) The execution and delivery of this Agreement do not, and the consummation of the Merger, the Contribution and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien on any of the properties or other assets of Brookfield Residential under, (i) the certificate of incorporation or bylaws of Brookfield Residential or (ii) subject to the governmental filings and other matters referred to in Section 7.05, any Law applicable to Brookfield Residential, other than, in the case of this clause (ii), any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually or in the aggregate (A) have not had and would not reasonably be expected to have a Brookfield Residential Material Adverse Effect, or (B) would not reasonably be expected to prevent, materially delay or materially impair the ability of Brookfield Residential or BR Acquisition Corp. to perform its obligations under, or to consummate any of the transactions contemplated by, this Agreement.

7.05 Governmental Approvals. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Brookfield Residential or BR Acquisition Corp. in connection with the execution and delivery of this Agreement by Brookfield Residential or BR Acquisition Corp. or the consummation by Brookfield Residential or BR Acquisition Corp. of the transactions contemplated by this Agreement, except for those required under or in relation to (a) Part IX of the Competition Act and any other applicable filings under foreign competition, merger control or antitrust laws, (b) the 1933 Act, (c) the 1934 Act, (d) the Certificate of Merger to be filed with the Secretary of State of the State of Delaware and appropriate documents to be filed with the relevant authorities of other states in which Brookfield Homes is qualified to do business, (e) any appropriate filings with and approvals of the NYSE and the TSX, (f) any Canadian Securities Laws, state securities or “blue sky” law, and (g) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to (x) have a Brookfield Residential Material Adverse Effect or (y) prevent, materially delay or materially impair the ability of Brookfield Residential or BR Acquisition Corp. to perform its obligations under, or to consummate any of the transactions contemplated by, this Agreement. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (a) through (g) above, together with the Necessary Brookfield Homes Consents and the Necessary Brookfield Office Properties Consents, are referred to herein as the “Necessary Consents.”

7.06 Information Supplied. None of the information supplied or to be supplied by Brookfield Residential specifically for inclusion or incorporation by reference in (a) the Form F-4 will, at the time the Form F-4 becomes effective under the 1933 Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Proxy Statement will, at the date it is first mailed to the stockholders of Brookfield Homes and at the time of the Brookfield Homes Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Brookfield Residential with respect to statements made or incorporated by reference in the Form F-4 or the Proxy Statement based on information supplied by Brookfield Homes or Brookfield Office Properties specifically for inclusion or incorporation by reference therein.

7.07 Litigation. There is no suit, action or proceeding pending or threatened against Brookfield Residential or any of its Subsidiaries, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against, or investigation by any Governmental Authority involving, Brookfield Residential or any of its Subsidiaries which would reasonably be likely to have a Brookfield Residential Material Adverse Effect or materially impair the long-term benefits sought to be derived from the Transactions.

7.08 Brokers and Other Advisors. No broker, investment banker, financial advisor or other similar Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Brookfield Residential or its Subsidiaries.

7.09 No Business Activities. Neither Brookfield Residential nor BR Acquisition Corp. has conducted any activities other than (i) in connection with the organization of Brookfield Residential and BR Acquisition Corp., (ii) the holding of Brookfield Homes Common Stock and Brookfield Homes Preferred Stock by Brookfield Residential, and (iii) the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Other than 18,370,978 shares of Brookfield Homes Common Stock and 9,922,495 shares of Brookfield Homes Preferred Stock owned by Brookfield Residential, neither Brookfield Residential nor BR Acquisition Corp. has any assets, properties, liabilities, commitments or obligations (contingent or otherwise).

Article VIII

Covenants Relating to Conduct of Business

8.01 Conduct of Business by Brookfield Homes. Except as disclosed in Section 8.01 of the Brookfield Homes Disclosure Schedule, from the date hereof until the Effective Time, Brookfield Homes and its Subsidiaries shall conduct their business in the ordinary course consistent with past practices and shall use all reasonable efforts to preserve intact their business organizations and relationships with Third Parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, and except (i) to the extent that Brookfield Office Properties shall otherwise agree in writing (which consent shall not be unreasonably withheld or delayed), (ii) with respect to any asset transfers between Brookfield Homes and Brookfield Office Properties or their respective Affiliates, (iii) as expressly contemplated in this Agreement or (iv) as set forth in Section 8.01 of the Brookfield Homes Disclosure Schedule, from the date hereof until the Effective Date:

(a) Brookfield Homes shall not adopt or propose any change to the Brookfield Homes Certificate or Brookfield Homes Bylaws.

(b) Brookfield Homes shall not, and shall not permit any of its Subsidiaries to, other than in the ordinary course of business, adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of Brookfield Homes or any of its Subsidiaries except for (i) a liquidation or dissolution of a wholly owned Subsidiary of Brookfield Homes or a merger or consolidation between wholly owned Subsidiaries of Brookfield Homes or of any wholly owned Subsidiary into Brookfield Homes, or (ii) any such plan or agreement required by or reasonably necessary to effectuate the Transactions.

(c) Brookfield Homes shall not, and shall not permit any of its Subsidiaries to, make any equity investment in or acquisition of any Person or any amount of assets material to Brookfield Homes and its Subsidiaries on a consolidated basis, except for (i) capital expenditures (A) permitted by Section 8.01(h), (B) required by Law or Governmental Authorities or (C) incurred in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance), (ii) equity investments in or capital contributions to any wholly owned Subsidiary of Brookfield Homes, (iii) investment activities in the ordinary course of business consistent with past practices, (iv) any such investment or acquisition which would be permitted under the terms of the Brookfield Homes Credit Agreements as they exist on the date hereof, or (v) any other investments or acquisitions not described in clauses (i) –(iv) of this Section 8.01(c) in the ordinary course of business consistent with past practices.

(d) Brookfield Homes shall not, and shall not permit any of its Subsidiaries to, sell, lease, license or otherwise dispose of any assets material to Brookfield Homes and its Subsidiaries on a consolidated basis, except (i) in the ordinary course of business consistent with past practices, (ii) pursuant to Contracts or commitments in existence on the date hereof, (iii) any sales of accounts receivable of the type permitted by the Brookfield Homes Credit Agreements, (iv) any disposition of obsolete equipment or assets being replaced, in each case in the ordinary course of business consistent with past practices, (v) any such sale, lease, license or other disposition which would be permitted under the terms of the Brookfield Homes Credit Agreements as they exist on the date hereof or (vi) any other sales, leases, licenses or other dispositions not described in clauses (i)-(v) of this Section 8.01(d) in the ordinary course of business consistent with past practices.

(e) Brookfield Homes shall not, and shall not permit any of its Subsidiaries to, (i) other than in the case of any direct or indirect wholly owned Subsidiary of Brookfield Homes, split, combine, subdivide or reclassify any shares of capital stock or (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock (other than, with respect to clause (ii), (A) dividends or other distributions with respect to equity interests by its direct or indirect Subsidiaries or (B) semi-annual dividends on the Brookfield Homes Preferred Stock not in excess of $1.00 (or the equivalent amount of Brookfield Homes Common Stock) per share per period).

(f) Brookfield Homes shall not, and shall not permit any of its Subsidiaries to, (i) issue, sell, transfer, pledge or dispose of any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of Brookfield Homes or its Subsidiaries (other than (A) issuances pursuant to stock options or stock-based awards granted pursuant to an Brookfield Homes Stock Plan and outstanding on the date hereof or granted pursuant to clause (B) below, (B) additional stock options or stock-based awards granted in the ordinary course consistent with past practices pursuant to any Brookfield Homes Stock Plan as in effect on the date hereof, (C) issuances by any Subsidiary of Brookfield Homes to Brookfield Homes or to any Subsidiary of Brookfield Homes, (D) issuances of Brookfield Homes Common Stock upon conversion of shares of Brookfield Homes Preferred Stock pursuant to their terms, (E) Brookfield Homes Preferred Stock dividends payable in Common Stock or (F) the creation, incurrence or permitting to exist of any Lien upon such securities by any Subsidiary of Brookfield Homes) or (ii) reduce the exercise or conversion price, extend the term or otherwise modify in any material respect the terms of any such securities of Brookfield Homes or any Subsidiary of Brookfield Homes.

(g) Brookfield Homes shall not, and shall not permit any of its Subsidiaries to, redeem, purchase or otherwise acquire directly or indirectly any of Brookfield Homes’ capital stock (other than share repurchases in the ordinary course of business necessary to fund the Brookfield Homes Stock Plans).

(h) Brookfield Homes shall not, and shall not permit any of its Subsidiaries to, make or commit to make any capital expenditures that are material to Brookfield Homes and its Subsidiaries on a consolidated basis, except (i) in the ordinary course of business consistent with past practices or (ii) as required by Law or Governmental Authorities.

(i) Brookfield Homes shall not, and shall not permit any of its Subsidiaries to, (i) incur or assume any long-term or short-term debt or issue any debt securities, (ii) make any loans or advances to or debt investments in, or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for obligations of, any other Person or (iii) pledge or otherwise encumber shares of capital stock of Brookfield Homes, except, in the case of clause (i) or (ii), (A) borrowings incurred in the ordinary course of business consistent with past practice, (B) letters of credit obtained in the ordinary course of business consistent with past practice or the refinancing of existing letters of credit under the Brookfield Homes Credit Agreements, (C) borrowings made in connection with the refunding of existing indebtedness (x) at maturity or upon mandatory final redemption or (y) at a lower cost of funds, (D) borrowings to finance capital expenditures or acquisitions permitted pursuant to this Agreement, (E) as otherwise would be permitted under the terms of the Brookfield Homes Credit Agreements as they exist on the date hereof, (F) continuation of guarantees existing as of the date of this Agreement, (G) loans or advances to or debt investments in Subsidiaries of Brookfield Homes or in Brookfield Homes by its Subsidiaries, or (H) any Subsidiary of Brookfield Homes assuming, guaranteeing, endorsing or otherwise becoming liable or responsible (whether directly, contingently or otherwise) for obligations of Brookfield Homes or any other Subsidiary of Brookfield Homes.

(j) Except as may be required by Law or by existing agreements or arrangements, Brookfield Homes shall not, and shall not permit any of its Subsidiaries to, increase in any manner the compensation or benefits under any Brookfield Homes Employee Plan or Brookfield Homes International Plan of any director, employee or independent contractor or pay any benefit or compensation not required by any plan and arrangement as in effect as of the date hereof (including, the granting of stock options, stock appreciation rights or other stock-based award), other than (i) increases in salary, performance bonuses or share based compensation awards in the ordinary course of business consistent with past practices and in light of actual performance, or (ii) arrangements for newly hired individuals that are consistent with existing policies and practices.

(k) Brookfield Homes shall not, and shall not permit any of its Subsidiaries to, enter into any agreement that limits or otherwise restricts in any material respect Brookfield Homes or any of its Subsidiaries (or, following completion of the Merger, Brookfield Residential or any of its Subsidiaries) or any successor thereto, from engaging or competing in any line of business or in any geographical area.

(l) Brookfield Homes shall not, and shall not permit any of its Subsidiaries to, pay, discharge, settle or satisfy any claim, liability or obligation, other than (i) in the ordinary course of business consistent with past practices, (ii) pursuant to existing contractual obligations or (iii) the payment, discharge, settlement or satisfaction by any Subsidiary of Brookfield Homes of any loans or advances from Brookfield Homes or any other Subsidiary of Brookfield Homes.

(m) Except (i) as may be required by Law or (ii) as a result of a change in GAAP subsequent to the date hereof, Brookfield Homes shall not, and shall not permit any of its Subsidiaries to, materially revalue any of its material assets, make, change or revoke any material tax election or change its method of accounting if such change would materially adversely affect its or any of its Subsidiaries’ taxes payable or would change its fiscal year.

(n) Except as may be required by Law, Brookfield Homes shall not, and shall not permit any of its Subsidiaries to, settle any material audit with respect to taxes or file any amended tax return that would materially alter the tax obligation of Brookfield Homes or any of its Subsidiaries.

(o) Brookfield Homes shall, and shall cause all of its Subsidiaries to (i) timely file or cause to be filed all tax returns that Brookfield Homes or any of its Subsidiaries are required to file, (ii) prepare and file any such tax return consistent with past practice and (iii) timely pay or cause to be paid all taxes that are due and owing by Brookfield Homes or any of its Subsidiaries.

(p) Brookfield Homes shall not, and shall not permit any of its Subsidiaries to, adopt, enter into, amend or otherwise modify any collective bargaining agreement or other labor union contract applicable to the employees of Brookfield Homes or any of its Subsidiaries, except such agreements or contracts entered into in the ordinary course of business.

(q) Brookfield Homes shall not, and shall not permit any of its Subsidiaries to, fail to use commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost.

(r) Brookfield Homes shall not, and shall not permit any of its Subsidiaries to, intentionally take any action (i) that would make any representation or warranty of Brookfield Homes hereunder inaccurate at, or as of any time prior to the Effective Date, subject to such exceptions as would not, individually or in the aggregate, reasonably be expected to have an Brookfield Homes Material Adverse Effect or (ii) that would, or would reasonably be expected to, result in any of the conditions to the Transactions set forth in Article X not being satisfied.

(s) Except as contemplated or permitted pursuant to this Agreement, Brookfield Homes shall not, and shall not permit its Subsidiaries to, enter into any agreement relating to any acquisition, merger, consolidation or purchase that would reasonably be expected to (A) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (B) significantly increase the risk of any Governmental Authority entering an order prohibiting the consummation of the Transactions or (C) significantly increase the risk of not being able to remove any such order on appeal or otherwise.

(t) Brookfield Homes shall not, and shall not permit any of its Subsidiaries to, amend, modify or seek a waiver with respect to the terms of the Brookfield Homes Credit Agreements; provided, however, that Brookfield Homes may seek an amendment, modification or waiver if the result of obtaining such amendment, modification or waiver will not materially impair the operations of Brookfield Homes or materially increase the cost of borrowing to Brookfield Homes.

(u) Brookfield Homes shall not, and shall not permit any of its Subsidiaries to, authorize or enter into an agreement to do any of the foregoing.

8.02 Conduct of Business by Brookfield Office Properties. Except as disclosed in Section 8.02 of the Brookfield Office Properties Disclosure Schedule, from the date hereof until the Effective Date, Brookfield Office Properties and its Subsidiaries shall conduct the BPO Residential Businesses in the ordinary course consistent with past practices and shall use all reasonable efforts to preserve intact their business organizations and relationships with Third Parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, and except (i) to the extent that Brookfield Homes shall otherwise agree in writing (which consent shall not be unreasonably withheld or delayed), (ii) with respect to any asset transfers between Brookfield Homes and Brookfield Office Properties or their respective Affiliates, (iii) as expressly contemplated in this Agreement (including, without limitation, Section 8.04) or (iv) as set forth in Section 8.02 of the Brookfield Office Properties Disclosure Schedule, from the date hereof until the Effective Date, and, in all cases, with respect solely to the BPO Residential Businesses:

(a) Brookfield Office Properties shall not, and shall not permit any of its Subsidiaries to, make any equity investment in or acquisition of any Person or any amount of assets material to the BPO Residential Businesses, except for (i) capital expenditures (A) permitted by Section 8.02(d), or (B) incurred in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance), (ii) equity investments in or capital contributions to any wholly owned Subsidiary not included within the BPO Residential Businesses, (iii) investment activities in the ordinary course of business consistent with past practices, or (iv) any other investments or acquisitions not described in clauses (i)-(iii) of this Section 8.02(a) in an aggregate principal amount not to exceed $10 million.

(b) Brookfield Office Properties shall not, and shall not permit any of its Subsidiaries to, sell, lease, license or otherwise dispose of any assets material to the BPO Residential Businesses on a consolidated basis, except (i) in the ordinary course of business consistent with past practices, (ii) pursuant to Contracts or commitments in existence on the date hereof, (iii) any disposition of obsolete equipment or assets being replaced, in each case in the ordinary course of business consistent with past practices or (iv) any other sales, leases, licenses or other dispositions not described in clauses (i)-(iii) of this Section 8.02(b) in the ordinary course of business consistent with past practices.

(c) Other than the Permitted Distribution, Brookfield Office Properties shall not permit any of its Contributed Subsidiaries to declare, set aside or pay any dividend or other distribution payable in cash, stock or other property from the BPO Residential Assets.

(d) Brookfield Office Properties shall not, and shall not permit any of its Subsidiaries to, make or commit to make any capital expenditures with respect to the BPO Residential Businesses that are material to the BPO Residential Businesses on a consolidated basis, except (i) in the ordinary course of business consistent with past practices or (ii) as required by Law or Governmental Authorities.

(e) Brookfield Office Properties shall not, and shall not permit any of its Subsidiaries to, (i) incur or assume any long-term or short-term debt or issue any debt securities to be transferred to Brookfield Residential as part of the Contributed Subsidiaries (other than issuances of commercial paper or borrowings, in the ordinary course of business consistent with past practices) or (ii) make any loans or advances to or debt investments in, or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for obligations of, any other Person to be transferred to Brookfield Residential, except, in each case, (A) short-term borrowings incurred in the ordinary course of business consistent with past practice for working capital purposes, (B) letters of credit obtained in the ordinary course of business consistent with past practice, (C) borrowings made in connection with the refunding of existing indebtedness (x) at maturity or upon mandatory final redemption or (y) at a lower cost of funds, (D) borrowings to finance capital expenditures or acquisitions permitted pursuant to this Agreement, (E) continuation of guarantees existing as of the date of this Agreement, (F) loans or advances to or debt instruments in Subsidiaries of Brookfield Office Properties, (G) borrowings on existing lines or (H) refinancings of the Existing Debt.

(f) Except as may be required by Law or by existing agreements or arrangements, Brookfield Office Properties shall not, and shall not permit any of its Subsidiaries to, increase in any manner the compensation or benefits of any director, employee or independent contractor of any business constituting a part of the BPO Residential Businesses or pay any benefit or compensation to any such individual not required by any plan and arrangement as in effect as of the date hereof (including, the granting of stock options, stock appreciation rights or other stock-based award), other than (i) increases in salary or performance bonuses consistent with past practices in light of actual performance or (ii) arrangements for newly hired individuals that are consistent with existing policies and practices.

(g) Brookfield Office Properties shall not, and shall not permit any of its Subsidiaries to, enter into any agreement that limits or otherwise restricts in any material respect the BPO Residential Businesses (or, following completion of the Contribution, Brookfield Residential, Brookfield Homes or any of their respective Subsidiaries) or any successor thereto, from engaging or competing in any line of business or in any geographical area.

(h) Brookfield Office Properties shall not, and shall not permit any of its Contributed Subsidiaries to, pay, discharge, settle or satisfy any claim, liability or obligation using any of the Contributed Assets, other than (i) claims, liabilities or obligations of the BPO Residential Businesses in the ordinary course of business consistent with past practices or (ii) pursuant to existing contractual obligations.

(i) Except (i) as may be required by Law, (ii) as a result of a change in GAAP subsequent to the date hereof, or (iii) with respect to the Brookfield Office Properties Retained Taxes, Brookfield Office Properties shall not, and shall not permit any of its Subsidiaries to, materially revalue any of the material assets of the BPO Residential Businesses, make, change or revoke any material tax election or change its method of accounting if such change would materially adversely affect taxes payable by the BPO Residential Businesses for periods subsequent to the Effective Time or would change its fiscal year.

(j) Except as may be required by Law or with respect to the Brookfield Office Properties Retained Taxes, Brookfield Office Properties shall not, and shall not permit any of its Subsidiaries to, settle any material audit with respect to taxes of the BPO Residential Businesses or file any amended tax return with respect to the BPO Residential Businesses that would materially alter the tax obligation of Brookfield Office Properties or any of its Subsidiaries with respect to the BPO Residential Businesses for periods subsequent to the Effective Time.

(k) Brookfield Office Properties shall, and shall cause all of its Subsidiaries to, (i) timely file or cause to be filed all tax returns relating to the BPO Residential Businesses that Brookfield Office Properties or any of its Subsidiaries are required to file, (ii) except for Brookfield Office Properties Retained Taxes, prepare and file any such tax return consistent with past practice and (iii) timely pay or cause to be paid all taxes that are due and owing by Brookfield Office Properties or any of its Subsidiaries with respect to the BPO Residential Businesses.

(l) Brookfield Office Properties shall not, and shall not permit any of its Subsidiaries to, adopt, enter into, amend or otherwise modify any collective bargaining agreement or other labor union contract applicable to the employees of the BPO Residential Businesses, except such agreements or contracts entered into in the ordinary course of business.

(m) Brookfield Office Properties shall not, and shall not permit any of its Subsidiaries to, fail to use commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies covering the BPO Residential Businesses to the extent available for a reasonable cost.

(n) Brookfield Office Properties shall not, and shall not permit any of its Subsidiaries to, intentionally take any action (i) that would make any representation or warranty of Brookfield Office Properties hereunder inaccurate at, or as of any time prior to the Effective Date, subject to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Brookfield Office Properties Material Adverse Effect or (ii) that would, or would reasonably be expected to, result in any of the conditions to the Transactions set forth in Article X not being satisfied.

(o) Except as contemplated or permitted pursuant to this Agreement, Brookfield Office Properties shall not, and shall not permit its Subsidiaries to, enter into any agreement relating to any acquisition, merger, consolidation or purchase that would reasonably be expected to (A) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (B) significantly increase the risk of any Governmental Authority entering an order prohibiting the consummation of the Transactions or (C) significantly increase the risk of not being able to remove any such order on appeal or otherwise.

(p) Brookfield Office Properties shall not, and shall not permit any of its Subsidiaries to, authorize or enter into an agreement to do any of the foregoing.

8.03 Control of Other Party’s Business. Nothing contained in this Agreement shall give Brookfield Office Properties, directly or indirectly, the right to control or direct Brookfield Homes’ operations or give Brookfield Homes, directly or indirectly, the right to control or direct Brookfield Office Properties’ operations, in each case, prior to the Effective Date. Prior to the Effective Date, each of Brookfield Homes and Brookfield Office Properties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

8.04 Restructuring of BPO Residential Businesses. Brookfield Office Properties agrees to take all commercially reasonable actions to restructure the assets and liabilities of the BPO Residential Businesses in order to consolidate such assets and liabilities into the Contributed Subsidiaries prior to the Closings; provided, however, that Brookfield Office Properties shall not be obligated to effectuate any such restructuring, including any transfers of assets and related liabilities, prior to the receipt by the parties of all Necessary Consents of applicable Governmental Authorities (other than Necessary Consents which, under applicable Laws, may be obtained subsequent to the Closings without material penalty to Brookfield Residential or Brookfield Office

Properties, material delay and the material impairment of the operations of Brookfield Residential or Brookfield Office Properties) including under Part IX of the Competition Act. As soon as practicable, and in any event at least 30 days prior to the earlier of (i) the Effective Time and (ii) the date of consummation of the restructuring of the assets and liabilities of the BPO Residential Businesses as contemplated in this Section 8.04, Brookfield Office Properties shall deliver to Brookfield Homes a written description of the general manner (including a general description of the contributions, transfers and conveyances proposed to effectuate such restructurings) in which Brookfield Office Properties will restructure the BPO Residential Businesses and afford Brookfield Homes the opportunity to ask questions that Brookfield Homes might have regarding the general terms of the proposed restructuring. Brookfield Homes may provide Brookfield Office Properties with comments regarding the restructuring plan; provided, however, that Brookfield Office Properties retains sole and absolute discretion with respect to the manner in which the restructuring is consummated, as long as such restructuring is consummated in a manner consistent with Section 4.01. Brookfield Office Properties agrees to provide Brookfield Homes with copies of conveyance, assignment and transfer documents used to restructure the BPO Residential Businesses reasonably requested by Brookfield Homes not less than five Business Days prior to the execution and delivery thereof and agrees that all conveyance, assignment and transfer documents used to restructure the BPO Residential Businesses will be prepared in a manner consistent with the purpose of consummating the Transactions on the terms and conditions set forth in this Agreement.

8.05 Modification of Transactions. Subject to Section 11.05 of this Agreement, the parties hereto acknowledge that, (i) to the extent deemed necessary by the parties in order to consummate the Transactions contemplated herein in a manner permitted by the Brookfield Homes Credit Agreements, they will consult each other and reasonably consider any proposed modification of the Contribution or the Merger or (ii) subject to Sections 8.01(t) of this Agreement, Brookfield Homes shall be permitted to seek an appropriate waiver or amendment under the Brookfield Homes Credit Agreements solely to effect the Transactions in the manner described in Article II of this Agreement.

8.06 No Solicitation by Brookfield Homes. Brookfield Homes shall not, and shall cause its Subsidiaries not to, directly or indirectly, solicit any inquiries or the making of any proposal in respect of the acquisition or potential acquisition of Brookfield Homes (whether by way of merger, consolidation, business combination or otherwise). Nothing contained in this Agreement shall prevent Brookfield Homes or any of its Subsidiaries from responding to any such inquiries or proposals or from engaging in discussions or negotiations with respect to any such transaction or potential transaction with any third party, provided that the Board of Directors of Brookfield Homes has determined, after consultation with its legal counsel, that not taking such action would be inconsistent with its fiduciary duties or applicable law, provided further that Brookfield Homes has complied with the immediately preceding sentence, and provided further that Brookfield Homes notifies Brookfield Office Properties in writing of any such inquiry, proposal, discussions or negotiations promptly, and in any event no later than three Business Days, after the same has been made or have commenced (as applicable).

8.07 No Solicitation by Brookfield Office Properties. Brookfield Office Properties shall not, and shall cause its Subsidiaries not to, directly or indirectly, solicit any inquiries or the making of any proposal in respect of the acquisition or potential acquisition of the BPO Residential Businesses (whether by way of merger, consolidation, business combination or otherwise). Nothing contained in this Agreement shall prevent Brookfield Office Properties or any of its Subsidiaries from responding to any such inquiries or proposals or from engaging in discussions or negotiations with respect to any such transaction or potential transaction with any third party, provided that the Board of Directors of Brookfield Office Properties has determined, after consultation with its legal counsel, that not taking such action would be inconsistent with its fiduciary duties or applicable law, provided further that Brookfield Office Properties has complied with the immediately preceding sentence, and provided further that Brookfield Office Properties notifies Brookfield Homes in writing of any such inquiry, proposal, discussions or negotiations promptly, and in any event no later than three Business Days, after the same has been made or have commenced (as applicable).

Article IX

Additional Agreements

9.01 Preparation of the Form F-4 and the Proxy Statement; Stockholder Meeting.

(a) As soon as practicable following the date of this Agreement, Brookfield Homes shall prepare and file with the SEC the Proxy Statement and Brookfield Residential and Brookfield Homes shall prepare and Brookfield Residential shall file with the SEC the Form F-4, in which the Proxy Statement will be included. Each of Brookfield Residential and Brookfield Homes shall use commercially reasonable efforts to have the Form F-4 declared effective under the 1933 Act as promptly as practicable after such filing and keep the Form F-4 effective for so long as necessary to consummate the Transactions, including procuring any opinions necessary for such declaration. Brookfield Homes shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to the stockholders of Brookfield Homes as promptly as practicable after the Form F-4 is declared effective under the 1933 Act. Notwithstanding the foregoing, if, at the time of proposed mailing of the Proxy Statement, Brookfield Office Properties has not furnished Brookfield Homes a written general description of the proposed restructuring of the BPO Residential Businesses, Brookfield Homes may postpone such mailing until such description is provided by Brookfield Office Properties. Each party hereto shall also take any action required to be taken under the 1934 Act and any applicable federal, state or provincial securities Laws in connection with the issuance of shares of Brookfield Residential Stock in the Transactions, and Brookfield Office Properties shall furnish all information concerning Brookfield Office Properties, and Brookfield Homes shall furnish all information concerning Brookfield Homes and use commercially reasonable efforts to furnish all information concerning the holders of shares of Brookfield Homes Common Stock, as may be reasonably requested by Brookfield Residential in connection with any such action. No filing of, or amendment or supplement to, the Form F-4 will be made by Brookfield Residential, and no filing of, or amendment or supplement to the Proxy Statement will made by Brookfield Homes, without providing the other parties hereto, including Brookfield Office Properties, and their counsel a reasonable opportunity to review and comment thereon. If, at any time prior to the Effective Date, any information relating to Brookfield Residential, Brookfield Office Properties or Brookfield Homes, or any of their respective Affiliates, directors or officers, should be discovered by Brookfield Residential, Brookfield Office Properties or Brookfield Homes which should be set forth in an amendment or supplement to either the Form F-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC to the extent required by Law, disseminated to the stockholders of Brookfield Homes. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or the Form F-4 or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement, the Form F-4 or the Transactions and (ii) all orders of the SEC relating to the Form F-4.

(b) Brookfield Homes shall, as soon as practicable following the date of this Agreement, establish a record date for, and subject to the fourth sentence of Section 9.01(a), promptly after the Form F-4 is declared effective, duly call, give notice of, convene and hold a meeting of its stockholders (the “Brookfield Homes Stockholders Meeting”) solely for the purpose of obtaining the Brookfield Homes Stockholder Approval. Brookfield Homes shall, through its Board of Directors, recommend to its stockholders adoption of this Agreement.

(c) Notwithstanding any provision of this Agreement to the contrary, the Board of Directors of Brookfield Homes shall be free to modify or withdraw its recommendation to stockholders with respect to the approval of this Agreement and the transactions contemplated hereby if it determines, after consultation with its legal counsel, that not taking such action would be inconsistent with its fiduciary duties or applicable law. Brookfield Residential hereby agrees to vote or cause to be voted all shares of Brookfield Homes Common Stock beneficially owned by it (within the meaning of the rules under Section 13(d) of the 1934 Act) in favor of Brookfield Homes Stockholder Approval and to waive or cause to be waived any right of appraisal with respect to such shares; provided, however, that if the Board of Directors of Brookfield Homes shall have withdrawn its recommendation with respect to the approval of this Agreement and the transactions contemplated hereby, Brookfield Residential shall be free to vote such shares in its discretion either (A) in favor of this Agreement and the transactions contemplated hereby or (B) against this Agreement and the transactions contemplated hereby in order to permit Brookfield Homes to enter into a definitive agreement for and complete a bona fide third party transaction.

9.02 Brookfield Residential Organizational Documents; Governance Matters; Headquarters.

(a) Subject to the receipt of the Brookfield Homes Stockholder Approval, Brookfield Homes and Brookfield Office Properties shall take all actions necessary to cause the certificate of incorporation of Brookfield Residential (the “Brookfield Residential Certificate of Incorporation”) to be, as of the Effective Time, in the form attached hereto as Exhibit C and the Bylaws of Brookfield Residential (the “Brookfield Residential Bylaws”) to be, as of the Effective Time, in the form attached hereto as Exhibit D. From the Effective Time through the first annual meeting of shareholders following the Closings, Brookfield Residential shall comply with the following (subject to available exemptions, if any, provided by the NYSE):

(i) the Brookfield Residential Board of Directors shall consist of a minimum of six and maximum of nine directors, of which at least a majority shall satisfy the independence requirements of the NYSE and applicable Canadian securities laws;

(ii) the Brookfield Residential Board of Directors shall have standing audit, governance and compensation committees, each comprised of at least three directors;

(iii) the audit committee shall be comprised of members all of whom satisfy the applicable independence and financial literacy requirements of the NYSE and applicable Canadian securities laws applicable to audit committees; and

(iv) any interested party transactions between Brookfield Office Properties and Brookfield Residential would require majority approval of the disinterested members of the Brookfield Residential Board of Directors;.

Notwithstanding any provision herein to the contrary, in the event of a conflict between the provisions of this Section 9.02, on the one hand, and the Brookfield Residential Certificate of Incorporation or Brookfield Residential Bylaws, on the other, the provisions of the Brookfield Residential Certificate of Incorporation or Brookfield Residential Bylaws, as the case may be, shall prevail.

(b) After the Effective Date, the location of Brookfield Residential’s headquarters will be in the Calgary metropolitan area (or as otherwise determined by Brookfield Residential from time to time).

9.03 Access to Information; Confidentiality.

(a) Upon reasonable notice, each party hereto shall afford to the others, and the others’ officers, employees, accountants, counsel, financial advisors and other Brookfield Office Properties Representatives or Brookfield Homes Representatives (as the case may be), reasonable access during normal business hours, during the period ending on the earlier of the Effective Date or the termination of this Agreement, to all its and its Subsidiaries’ (or, in the case of Brookfield Office Properties, the BPO Residential Businesses’) properties, books, Contracts, commitments, personnel and records and, during such period, each party shall make available promptly to the others (i) a copy of each report, schedule, registration statement and other document filed by such party during such period pursuant to the requirements of federal, provincial or state securities Laws and (ii) consistent with its legal obligations all other information concerning such party and its Subsidiaries’ business (or, in the case of

Brookfield Office Properties, the BPO Residential Businesses), properties and personnel as the other party may reasonably request for the sole purpose of completing the Transactions; provided, however, that any party hereto may restrict the foregoing access to the extent that (A) any Law applicable to such party or any Contract requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information, or (B) the information is subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or legal proceedings or government investigations. Nothing in this Section 9.03 shall require any party hereto to permit any inspection, or to disclose any information, that in the reasonable judgment of such party would result in (i) the disclosure of any trade secrets of Third Parties or violate any of its obligations with respect to confidentiality if such party shall have used commercially reasonable efforts to obtain the consent of such Third Party to such inspection or disclosure or (ii) any violation of Laws relating to the sharing of information between competitors, it being understood that the parties hereto will provide extracts, summaries, aggregations or other information to the greatest extent practicable in a manner that does not result in any such violation or improper disclosure. In connection with and subject to the foregoing, each of Brookfield Office Properties and Brookfield Homes agrees to make available, promptly after they first become available, monthly summary profit and loss statements for such party’s and its Subsidiaries’ business (or, in the case of Brookfield Office Properties, the BPO Residential Businesses, which will be summary management reports customarily provided to Brookfield Office Properties management), consolidated and for each division. Brookfield Office Properties shall also furnish to Brookfield Homes, within 30 days after the end of each fiscal quarter of the BPO Residential Businesses, an unaudited combined balance sheet of the BPO Residential Businesses at the end of such fiscal quarter. All requests for information made pursuant to this Section 9.03 shall be directed to an executive officer of the party or parties hereto, or such other Person as may be designated by such party or parties. Except for disclosures expressly permitted by the terms of the confidentiality agreement, dated as of August 3, 2010, between Brookfield Homes and Brookfield Office Properties (as it may be amended from time to time, the “Confidentiality Agreement”), each party hereto shall hold, and shall cause its officers, employees, accountants, counsel, financial advisors and other Representatives to hold, all information received from the other parties, directly or indirectly, in confidence in accordance with the Confidentiality Agreement.

(b) No investigation pursuant to this Section 9.03 or information provided or received by any party hereto pursuant to this Agreement will affect any of the representations or warranties of the parties hereto contained in this Agreement or the conditions hereunder to the obligations of the parties hereto.

9.04 Cooperation Regarding Taxes. After the Effective Date, Brookfield Residential, Brookfield Homes and their Subsidiaries and Brookfield Office Properties and its Subsidiaries each agree, to the extent necessary to allow the parties to comply with the provisions of Section 9.15, (i) to assist the other in preparing any tax returns with respect to the BPO Residential Businesses, (ii) to cooperate fully in preparing for any audits of or disputes with tax authorities relating to the BPO Residential Businesses, and (iii) to make available all information, records and documentation necessary to prepare such tax returns or respond to such audit or litigation requests. Brookfield Residential, Brookfield Homes and their Subsidiaries and Brookfield Office Properties and its Subsidiaries agree to preserve such information, records and documents that relate to the BPO Residential Businesses, in the original form if in existence, until the expiration of any applicable statutes of limitations or extensions thereof and as otherwise required by Law.

9.05 Commercially Reasonable Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable (subject, however, to the first sentence of Section 8.04 and the fourth sentence of Section 9.01(a)), the Transactions and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions to the Closings to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from

Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Authority, (iii) the obtaining of all necessary consents, approvals or waivers from Third Parties, (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and (v) the use of commercially reasonable efforts (up to, but not beyond, December 31, 2011) to defend any lawsuits or other legal proceedings (whether judicial or administrative) challenging this Agreement or the consummation of the Transactions or the other transactions contemplated herein, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed. In connection with and without limiting the first sentence of this Section 9.05, each of Brookfield Office Properties and its Board of Directors and Brookfield Homes and its Board of Directors shall (x) take all action reasonably necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger, the Contribution or any of the other transactions contemplated by this Agreement and (y) if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger, the Contribution or any of the other transactions contemplated by this Agreement, take all action reasonably necessary to ensure that the Merger, the Contribution and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger, the Contribution and the other transactions contemplated by this Agreement.

(b) Each of Brookfield Office Properties and Brookfield Homes shall, in connection with the efforts referenced in Section 9.05(a) to obtain the Necessary Consents, use commercially reasonable efforts, subject to applicable Law, to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Third Party, (ii) permit the other party to review in advance any proposed written communication between it and any Governmental Authority, (iii) promptly inform each other of (and, at the other party’s reasonable request, supply to such other party) any communication (or other correspondence or memoranda) received by such party from, or given by such party to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private Third Party, in each case regarding any of the transactions contemplated hereby, (iv) consult with each other in advance, to the extent practicable and to the extent permitted by such applicable Governmental Authority or other Person, of any meeting or conference with any Governmental Authority or, in connection with any proceeding by a private Third Party, with any other Person, and (v) to the extent such party has not been advised by its counsel that disclosure of such information may not comply with applicable Law, give the other party the opportunity to attend and participate in such meetings and conferences referred to in clause (iv) above.

(c) In furtherance and not in limitation of the covenants of the parties hereto contained in Section 9.05(a) and Section 9.05(b), if any administrative or judicial action or proceeding, including any proceeding by a private Third Party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Law, or if any statute, rule, regulation, executive order, decree, injunction or administrative order is enacted, entered, promulgated or enforced by a Governmental Authority that would make the Merger, the Contribution or the other transactions contemplated hereby illegal or would otherwise prohibit or materially impair or delay the consummation of the Merger, the Contribution or the other transactions contemplated hereby, each of Brookfield Office Properties and Brookfield Homes shall use commercially reasonable efforts to obtain all Necessary Consents of applicable Governmental Authorities including under Part IX of the Competition Act. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to require Brookfield Office Properties or Brookfield Homes to (A) agree to, or proffer to, divest or hold separate any assets or any portion of any business of Brookfield Office Properties or Brookfield Homes or any of their respective Subsidiaries or, assuming the consummation of the Transactions, Brookfield Residential or any of its Subsidiaries, (B) not compete in any geographic area or line of business or (C) restrict the manner in which, or whether, Brookfield Office Properties, Brookfield Homes, Brookfield Residential or any of their respective Affiliates may carry on business in any part of the world, which, in the case of any of clauses (A) through

(C) above, would reasonably be likely to have a Brookfield Office Properties Material Adverse Effect, an Brookfield Homes Material Adverse Effect or materially impair the long-term benefits sought to be derived from the Transactions.

9.06 Indemnification, Exculpation and Insurance.

(a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Date now existing in favor of the Brookfield Homes Covered Persons (as defined below) as provided in the Brookfield Homes Certificate or Brookfield Homes Bylaws (in each case, as in effect on the date hereof) or any indemnification agreement existing on the date of this Agreement including, but not limited to, rights relating to advancement of expenses and indemnification rights to which such persons are entitled because they are serving as a director, officer, agent or employee of another entity at the request of Brookfield Homes or any of its Subsidiaries, shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Date and shall survive the Merger and shall continue in full force and effect in accordance with their terms. Brookfield Residential shall indemnify and hold harmless, and provide advancement of expenses to, the Brookfield Homes Covered Persons to the same extent such persons are indemnified or have the right to advancement of expenses as of the date hereof by Brookfield Homes pursuant to the Brookfield Homes Certificate and Brookfield Homes Bylaws or any applicable indemnification agreement and to the fullest extent permitted under the DGCL and not expressly prohibited by the Sarbanes-Oxley Act or other applicable Law; provided, however, that any determination required to be made with respect to whether an Brookfield Homes Covered Person’s conduct complies with the standards set forth under the DGCL, the Brookfield Homes Certificate or Brookfield Homes Bylaws or any such agreement, as the case may be, shall be made by independent legal counsel jointly selected by such Brookfield Homes Covered Person and Brookfield Residential; and provided, further, that nothing in this Section 9.06(a) shall impair any rights of any Brookfield Homes Covered Person.

(b) For six years after the Effective Date, Brookfield Residential shall maintain, at its own expense, tail insurance coverage, also known as sunset coverage, extending the reporting period for directors’ and officers’ liability and fiduciary claims against any of the Brookfield Homes Covered Persons in respect of acts or omissions occurring at or prior to the Effective Date, (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, however, that Brookfield Residential may substitute therefor policies of Brookfield Residential containing terms with respect to coverage and amount no less favorable to such Brookfield Homes Covered Persons and subject to review and approval by an insurance designate appointed by the Brookfield Homes Covered Persons.

(c) The term “Brookfield Homes Covered Persons” means the current or former directors and officers, and other persons covered by the existing directors’ and officers’ insurance policy, of Brookfield Homes and its Subsidiaries and including fiduciaries under employee benefit plans of Brookfield Homes. The covenants contained in this Section 9.06 are intended to be for the benefit of, and shall be enforceable by, each of the Brookfield Homes Covered Persons and their respective heirs and legal representatives, and shall not be deemed exclusive of any other rights to which an Brookfield Homes Covered Person is entitled, whether pursuant to Law, contract or otherwise.

(d) If Brookfield Residential or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Brookfield Residential shall assume all of the obligations set forth in this Section 9.06.

9.07 Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Transactions are consummated. Notwithstanding the foregoing, in the event that the Transactions are not consummated, Brookfield Office Properties and Brookfield Homes shall each bear and pay (or, if already paid by Brookfield Residential, shall each reimburse Brookfield Residential in respect of) 50% of the reasonable and customary expenses incurred by Brookfield Residential to Third Parties in connection with this Agreement and the transactions contemplated hereby, provided that Brookfield Homes and Brookfield Office Properties shall have first received from Brookfield Residential appropriate evidence with respect to the incurrence and/or payment of such fees and expenses.

9.08 Public Announcements.

(a) Brookfield Office Properties and Brookfield Homes shall develop a joint communications plan with respect to the announcement of the Transactions and this Agreement and each party shall use commercially reasonable efforts (i) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan and (ii) unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in or consistent with the Proxy Statement in accordance with the provisions of Section 9.01, neither Brookfield Office Properties nor Brookfield Homes shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial condition or results of operations without the consent of the other party, which consent shall not be unreasonably withheld or delayed. Brookfield Office Properties and Brookfield Homes agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

(b) Except to the extent such notice is not practicable, at least two Business Days prior to making or issuing any formal communication or correspondence to its or its Subsidiaries’ employees concerning the transactions contemplated by this Agreement or the effects thereof, each party hereto shall provide the other parties with a copy of such proposed communication or correspondence and give the other parties the opportunity to comment on such communication or correspondence and shall not unreasonably reject any comments the other parties shall make.

(c) Promptly after the date of this Agreement, Brookfield Homes and Brookfield Office Properties may jointly identify the major customers of Brookfield Homes and the BPO Residential Businesses and prepare a communication regarding the Transactions and the consequences of the Transactions to be sent to such customers in form and substance mutually acceptable to such parties. Except as may otherwise be required by Law, prior to the Closings, none of Brookfield Homes, Brookfield Residential or Brookfield Office Properties will, nor will they permit their respective Subsidiaries to, send any other communication to any customer of Brookfield Homes or the BPO Residential Businesses regarding this Agreement or the Transactions without the prior written consent of the other parties (which consent shall not be unreasonably withheld).

9.09 Section 16 Matters. Prior to the Effective Date, Brookfield Residential, Brookfield Office Properties and Brookfield Homes shall take all such steps as may be required to cause any dispositions of Brookfield Homes Common Stock (including derivative securities with respect to Brookfield Homes Common Stock) or acquisitions of Brookfield Residential Common Stock (including derivative securities with respect to Brookfield Residential Common Stock) resulting from the transactions contemplated by Article III or Article IV by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to Brookfield Homes to be exempt under Rule 16b-3 promulgated under the 1934 Act. Brookfield Homes, Brookfield Office Properties and Brookfield Residential shall each provide counsel to the other parties with copies of the resolutions to be adopted by the respective Boards of Directors to implement the foregoing.

9.10 Stock Exchange Listing. Brookfield Residential shall use its best efforts to, and Brookfield Office Properties and Brookfield Homes shall use their best efforts to cause Brookfield Residential to, cause the shares of Brookfield Residential Stock to be issued in the Transactions and the shares of Brookfield Residential Common Stock to be reserved for issuance upon exercise of the Brookfield Residential Stock Options (following the Transactions) to be approved for listing on the NYSE, subject to official notice of issuance, and on the TSX, subject to customary listing conditions, prior to the Effective Date.

9.11 Stockholder Litigation. Brookfield Homes shall promptly advise Brookfield Office Properties and Brookfield Residential orally and in writing of any stockholder litigation against Brookfield Homes and/or its directors and officers relating to the transactions contemplated by this Agreement and shall keep Brookfield Office Properties and Brookfield Residential fully informed regarding any such stockholder litigation. Brookfield Homes shall give Brookfield Office Properties and Brookfield Residential the opportunity to consult with Brookfield Homes regarding the defense or settlement of any such stockholder litigation, shall give due consideration to Brookfield Office Properties and Brookfield Residential’s advice with respect to such stockholder litigation and shall not settle any such litigation prior to such consultation and consideration.

9.12 Employee Matters.

(a) Between the date hereof and the Effective Date, Brookfield Office Properties and Brookfield Homes shall cooperate in reviewing, evaluating, and analyzing the BPO Residential Businesses Plans and the Brookfield Homes Plans (collectively, the “Existing Plans”). Brookfield Residential intends to maintain and operate for a period of time the Existing Plans substantially as such plans are in effect immediately prior to the Effective Date; provided, however, that nothing in this Agreement shall prohibit any changes to the Existing Plans, including without limitation changes that may be (x) required by applicable Laws (including any applicable qualification requirements of Section 401(a) of the Code), (y) necessary as a technical matter to reflect the Transactions contemplated by this Agreement or (z) required for Brookfield Residential to provide for or permit investment in its securities.

9.13 Accountants’ Letters.

(a) Brookfield Homes shall use its reasonable best efforts to cause to be delivered to Brookfield Office Properties and Brookfield Residential a letter from Brookfield Homes’ independent accountants, dated a date within two Business Days before the date on which the Form F-4 shall become effective, addressed to each of Brookfield Office Properties and Brookfield Residential, in form and substance reasonably satisfactory to each of Brookfield Office Properties and Brookfield Residential and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form F-4.

(b) Brookfield Office Properties shall use its reasonable best efforts to cause to be delivered to Brookfield Homes and Brookfield Residential a letter from Brookfield Office Properties’ independent accountants, dated a date within two Business Days before the date on which the Form F-4 shall become effective addressed to each of Brookfield Homes and Brookfield Residential, in form and substance reasonably satisfactory to each of Brookfield Homes and Brookfield Residential and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form F-4.

(c) Brookfield Residential shall use its reasonable best efforts to cause to be delivered to Brookfield Homes and Brookfield Office Properties a letter from Brookfield Residential’s independent accountants, dated a date within two Business Days before the date on which the Form F-4 shall become effective addressed to each of Brookfield Homes and Brookfield Office Properties, in form and substance reasonably satisfactory to each of Brookfield Homes and Brookfield Office Properties and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form F-4.

9.14 Indemnity.

(a) Indemnification by Brookfield Office Properties. From and after the Effective Date, Brookfield Office Properties agrees to indemnify and hold harmless (i) Brookfield Residential and each of its Subsidiaries, (ii) the respective directors, managers, officers and employees of each of Brookfield Residential and its Subsidiaries and (iii) the respective successors and assigns of each of the foregoing (each, a “Brookfield Residential Indemnitee”), on an After-Tax Basis, from and against any and all Losses incurred by such Brookfield Residential Indemnitees in connection with or arising from the failure to pay, perform or discharge any liabilities or obligations of Brookfield Office Properties that are not BPO Residential Liabilities; provided, however, that Brookfield Office Properties shall not be required to indemnify and hold harmless under this Section 9.14(a) with respect to Losses incurred by Brookfield Residential Indemnitees unless the aggregate amount of such Losses subject to indemnification by Brookfield Office Properties exceeds $5 million (other than any Losses in connection with or arising from the failure to pay, perform or discharge any indebtedness for borrowed money other than the Existing Debt, which shall not be subject to such $5 million Loss threshold and which shall be immediately indemnifiable); and provided, further, that Brookfield Office Properties shall not be required to indemnify and hold harmless with respect to Losses incurred by Brookfield Residential Indemnitees unless Brookfield Office Properties shall have received one or more written notices of Losses prior to the third anniversary of the Effective Date.

(b) Indemnification by Brookfield Residential. From and after the Effective Date, Brookfield Residential agrees to indemnify and hold harmless (i) Brookfield Office Properties and each of its Subsidiaries (other than Brookfield Residential and its Subsidiaries), (ii) the respective directors, managers, officers and employees of each of Brookfield Office Properties and its Subsidiaries (other than Brookfield Residential and its Subsidiaries) and (iii) the respective successors and assigns of each of the foregoing (each, a “Brookfield Office Properties Indemnitee”), on an After-Tax Basis, from and against any and all Losses incurred by such Brookfield Office Properties Indemnitees in connection with or arising from the failure to pay, perform or discharge any BPO Residential Liabilities; provided, however, that Brookfield Residential will not be required to indemnify and hold harmless under this Section 9.14(b) with respect to Losses incurred by Brookfield Office Properties Indemnitees unless the aggregate amount of such Losses subject to indemnification by Brookfield Residential exceed $5 million (other than any Losses in connection with or arising from the failure to pay, perform or discharge any Existing Debt, which shall not be subject to such $5 million Loss threshold and which shall be immediately indemnifiable); and provided, further, that Brookfield Residential shall not be required to indemnify and hold harmless with respect to Losses incurred by Brookfield Office Properties Indemnitees unless Brookfield Residential shall have received one or more written notices of Losses prior to the third anniversary of the Effective Date.

(c) Procedure for Indemnification. The procedure for indemnification will be as follows:

(i) The party claiming indemnification (the “Claimant”) will promptly give notice to the party from which indemnification is claimed (the “Indemnifying Party”) of any claim, whether between the parties or brought by a Third Party, specifying in reasonable detail the factual basis for the claim. If the claim relates to an action, suit, or proceeding filed by a Third Party against Claimant, such notice will be given by Claimant within fifteen (15) Business Days after written notice of such action, suit, or proceeding was given to Claimant. The Claimant’s failure to give such notice timely will not relieve the Indemnifying Party from any liability that it otherwise may have to the Claimant except to the extent the Indemnifying Party is actually prejudiced by such failure.

(ii) With respect to claims solely between the parties hereto, following receipt of notice from the Claimant of a claim, the Indemnifying Party will have thirty (30) days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of such thirty (30) day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party will immediately pay to the Claimant the full amount of the claim. If the Claimant and the Indemnifying Party do not agree within the thirty (30) day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate remedy at law or equity.

(iii) With respect to any claim by a Third Party as to which the Claimant is entitled to indemnification under this Agreement, the Indemnifying Party will have the right at its own expense, to participate in or assume control of the defense of such claim (subject to subsection (iv) below), and the Claimant will cooperate fully with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party. If the Indemnifying Party elects to assume control of the defense of any Third-Party claim, the Claimant will have the right to participate in the defense of such claim at its own expense (except that the Claimant will have the right to participate in the defense of such claim at the Indemnifying Party’s expense if (A) the Claimant has been advised by its counsel that use of the same counsel to represent both the Indemnifying Party and the Claimant would present a conflict of interest, which will be deemed to include any case where there may be a legal defense or claim available to the Claimant that is inconsistent with those available to the Indemnifying Party, or (B) the Indemnifying Party fails to defend or prosecute such claim within a reasonable time). If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any Third-Party claim, the Indemnifying Party will be bound by the results obtained by the Claimant with respect to such claim.

(iv) The Indemnifying Party may not control the defense of any claim, without the written consent of the Claimant, if (A) the Claimant has been advised by its counsel that use of the same counsel to represent both the Indemnifying Party and the Claimant would present a conflict of interest, or (B) the claim involves any material risk of the sale, forfeiture, or loss of, or the creation of any Lien (other than a judgment lien) on, any material property of the Claimant or could entail a risk of criminal liability to the Claimant.

(v) Indemnification of Losses under this Agreement will be net of any insurance proceeds actually paid to the Claimant with respect to the event giving rise to such Loss, but no Claimant will have, as of the Effective Time, any obligation under this Agreement to make any claim under any insurance policy that may be applicable to such event.

(vi) After the Effective Time, the rights set forth in this Section 9.14 shall be the sole and exclusive remedies of the parties hereto against the other parties hereto for misrepresentations or breaches of covenants contained in this Agreement. Notwithstanding the foregoing, nothing herein will prevent the parties hereto from bringing an action based upon allegations of fraud in connection with this Agreement. In the event such action is brought, the prevailing party’s attorneys’ fees and costs will be paid by the nonprevailing party.

(vii) If there shall be any conflicts between the provisions of this Section 9.14(c) and Section 9.15(c) (relating to tax contests), the provisions of Section 9.15(c) shall control with respect to tax contests.

(d) Indemnification Payments on After Tax Basis. The indemnity payments hereunder with respect to any Losses shall be calculated on an “After-Tax Basis”, which shall mean an amount which is sufficient to compensate the indemnified party for the event giving rise to such Losses (the “Indemnified Event”), determined after taking into account (1) all increases in federal, state, local or other taxes (including estimated taxes) payable by the indemnified party as a result of the receipt of the indemnity payment (as a result of the indemnity payment being included in income, resulting in a reduction of tax basis, or otherwise), provided, however, that the Brookfield Office Properties Indemnitees and Brookfield Residential Indemnitees agree to report each indemnification payment made in respect of any Losses as an adjustment to the amount of the Contribution for federal income tax purposes unless the indemnified party determines in good faith that such reporting position is incorrect (it being understood that if any reporting position is later disallowed in any administrative or court proceedings, the indemnifying party shall indemnify the indemnified party for the effects of such disallowance), (2) to the extent not previously taken into account in computing the amount of such Losses, all increases in federal, state, local or other taxes (including estimated taxes) payable by the indemnified party for all affected taxable years or periods ending on or before the Effective Date as a result of the Indemnified Event and (3) to the extent not previously taken into account in computing the amount of such Losses, all reductions in federal, state, local or other taxes (including estimated taxes) realized by the indemnified party for all affected taxable years or periods ending on or before the Effective Date as a result of the Indemnified Event. All calculations shall be made at the time of the relevant indemnification payment using reasonable assumptions (as agreed to by the indemnifying and indemnified party) and present value concepts (using a discount rate equal to the applicable federal rate in effect at the time of the Indemnified Event (based on the Federal mid-term rate) using semi-annual compounding.

9.15 Tax Matters.

(a) Liability for Taxes.

(i) Brookfield Office Properties shall be liable for and pay, and pursuant to Section 9.14 shall indemnify and hold harmless each Brookfield Residential Indemnitee, on an After-Tax Basis, from and against any and all Losses incurred by any such Brookfield Residential Indemnitee in connection with or arising from (A) all taxes imposed on any Contributed Subsidiary or any Subsidiary thereof, or for which the Contributed Subsidiary or any such Subsidiary may otherwise be liable, as a result of having been a member of a Group (including, without limitation, taxes for which the Contributed Subsidiary or any such Subsidiary may be liable pursuant to Treasury Regulation Section 1.1502-6 or similar provision of state, local or foreign law as a result of having been a member of a Group and any taxes resulting from the Contributed Subsidiary or any such Subsidiary ceasing to be a member of any Group) for any taxable period ending on or prior to the Effective Date, (B) all income taxes payable with respect to any United States federal, state, or foreign, consolidated, combined or unitary income tax return of a Brookfield Office Properties Group (“Brookfield Office Properties Retained Taxes”), and (C) all income or transfer taxes (excluding any value added or similar tax) imposed as a direct result of the restructuring of the BPO Residential Businesses contemplated by Section 8.04, except to the extent such income or transfer tax liability is reflected in the consolidated Net Operating Working Capital of the Contributed Subsidiaries. As used herein, a “Group” is any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time on or before the Effective Date, includes or has included the Contributed Subsidiary or any Subsidiary thereof or any predecessor of or successor to the Contributed Subsidiary or any such Subsidiary (or another such predecessor or successor), or any other group of corporations that, at any time on or before the Effective Date, files or has filed tax returns on a combined, consolidated or unitary basis with the Contributed Subsidiary or any such Subsidiary or any predecessor of or successor to the Contributed Subsidiary or any such Subsidiary (or another such predecessor or successor); and a “Brookfield Office Properties Group” is a Group that includes Brookfield Office Properties or any direct or indirect Subsidiary of Brookfield Office Properties, but does not include a Group consisting only of Contributed Subsidiaries.

(ii) Brookfield Residential shall be liable for and pay, and pursuant to Section 9.14 shall indemnify and hold harmless each Brookfield Office Properties Indemnitee, on an After-Tax Basis, from and against any and all Losses incurred by any such Brookfield Office Properties Indemnitee in connection with or arising from all taxes imposed on any Contributed Subsidiary or any Subsidiary thereof other than taxes for which Brookfield Office Properties is responsible pursuant to paragraph (a)(i).

(iii) (A) The decision to file any amended tax return or claim for a tax refund attributable to any Contributed Subsidiary or any Subsidiary thereof with respect to any taxable period ending on or prior to the Effective Date shall be made in the sole and absolute discretion of Brookfield Office Properties; provided, however, that no amended tax return or claim for a tax refund attributable to the carryback of losses, credits or similar items of any Contributed Subsidiary or any Subsidiary thereof from a taxable year or period that begins after the Effective Date shall be filed without the prior written consent of Brookfield Residential.

(B) If Brookfield Office Properties becomes entitled to a credit with respect to, or refund of, taxes for which it is liable under this Agreement, Brookfield Office Properties shall retain the amount of such refund or credit including, without limitation, refunds or credits attributable to the carryback of losses, credits or similar items of any Contributed Subsidiary or any Subsidiary thereof from a taxable year or period that begins after the Effective Date.

(C) If Brookfield Residential, any Contributed Subsidiary or any Subsidiary thereof receives a credit with respect to, or refund of, any tax for which Brookfield Office Properties is liable under this Agreement, such recipient shall pay over to Brookfield Office Properties the amount of such refund or credit within 15 days after receipt or entitlement thereto including, without limitation, refunds or credits attributable to the carryback of losses, credits or similar items of any Contributed Subsidiary or any Subsidiary thereof from a taxable year or period that begins after the Effective Date. In the event that any refund or credit of taxes for which a payment has been made to Brookfield Office Properties by such recipient is subsequently reduced or disallowed, Brookfield Office Properties shall indemnify and hold harmless the Brookfield Residential Indemnitees by reason of the reduction or disallowance.

(D) For purposes of the foregoing, tax refunds shall include any interest that is paid as part of the payment of such refunds, reduced by the increase in the original payee’s federal, state, local, foreign or other taxes payable attributable to such interest after taking into account any offsetting deductions or credits.

(b) Tax Returns.

(i) Brookfield Office Properties shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) (x) all tax returns that are required to be filed with respect to Brookfield Office Properties Retained Taxes and (y) all tax returns that are required to be filed by or with respect to each Contributed Subsidiary and each Subsidiary thereof, as the case may be, that are due on or before the Effective Date; in each case Brookfield Office Properties shall remit or cause to be remitted any taxes due in respect of such tax returns.

(ii) Brookfield Residential shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all other tax returns that are required to be filed by or with respect to each Contributed Subsidiary and each Subsidiary thereof and Brookfield Residential shall remit or cause to be remitted any taxes due in respect of such tax returns.

(iii) Brookfield Office Properties or Brookfield Residential shall reimburse the other party the taxes for which Brookfield Office Properties or Brookfield Residential is liable pursuant to paragraph (a) of this Section 9.15 but which are remitted in respect of any tax return to be filed by the other party pursuant to this paragraph (b) upon the written request of the party entitled to reimbursement setting forth in detail the computation of the amount owed by Brookfield Office Properties or Brookfield Residential, as the case may be, but in no event earlier than 10 days prior to the due date for paying such taxes. Except as may be required by Law and except for Brookfield Office Properties Retained Taxes, all tax returns which Brookfield Office Properties files or causes to be filed in accordance with this paragraph (b) shall be prepared and filed in a manner consistent with past practice and, on such tax returns, no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar tax returns in prior periods (including, but not limited to, positions, elections or methods which would have the effect of deferring income to periods for which Brookfield Residential is liable under paragraph (a)(ii) of this Section 9.15 or accelerating deductions to periods for which Brookfield Office Properties is liable under paragraph (a)(i) of this Section 9.15).

(c) Contest Provisions.

(i) Brookfield Residential shall promptly notify Brookfield Office Properties in writing upon receipt by Brookfield Residential, any of its Affiliates or, after the Effective Date, any Contributed Subsidiary or any

Subsidiary thereof of notice of any pending or threatened federal, state, local or foreign tax audits or assessments which may materially affect the tax liabilities of any Contributed Subsidiary or any Subsidiary thereof for any period beginning prior to the Effective Date.

(ii) Brookfield Office Properties shall have the sole right to represent the interests of each Contributed Subsidiary and each Subsidiary thereof in any tax audit or administrative or court proceeding relating solely to tax liabilities for which Brookfield Office Properties would be required to indemnify the Brookfield Residential Indemnitees pursuant to paragraph (a) of this Section 9.15 and to employ counsel of Brookfield Office Properties’ choice at Brookfield Office Properties’ expense. Except for an audit or proceeding relating to Brookfield Office Properties Retained Taxes, Brookfield Residential and its representatives shall be permitted, at Brookfield Residential’s expense, to be present at, and participate in, any such audit or proceeding to the extent related to a Contributed Subsidiary or any Subsidiary thereof. Nothing herein shall be construed to impose on Brookfield Residential or any officer, employee or agent thereof any obligation to defend any Contributed Subsidiary or any Subsidiary thereof in any such tax audit or administrative or court proceeding. Except for an audit or proceeding relating to Brookfield Office Properties Retained Taxes, Brookfield Office Properties shall not settle, either administratively or after the commencement of litigation, any claim for taxes which would adversely affect the liability for taxes of any Contributed Subsidiary or any Subsidiary thereof for any period after the Effective Date without the prior written consent of Brookfield Residential, which consent shall not be unreasonably withheld.

(iii) Brookfield Residential shall have the sole right to represent the interests of each Contributed Subsidiary and each Subsidiary thereof in any tax audit or administrative or court proceeding relating solely to tax liabilities for which Brookfield Office Properties would not be required to indemnify the Brookfield Residential Indemnitees pursuant to paragraph (a) of this Section 9.15 and to employ counsel of Brookfield Residential’s choice at Brookfield Residential’s expense. Brookfield Office Properties and its representatives shall be permitted, at Brookfield Office Properties’ expense, to be present at, and participate in, any such audit or proceeding.

(iv) Except for an audit or proceeding relating to Brookfield Office Properties Retained Taxes, with respect to any tax audit or administrative or court proceeding which jointly relates to Brookfield Office Properties and a Contributed Subsidiary or Subsidiary thereof for periods beginning prior to the Effective Time, Brookfield Office Properties and Brookfield Residential shall try to separate the proceedings into two proceedings, one solely regarding Brookfield Office Properties and one solely regarding the Contributed Subsidiary or Subsidiary thereof. To the extent Brookfield Office Properties and Brookfield Residential are able to separate such proceedings, the proceeding solely regarding Brookfield Office Properties shall be governed by the provisions of paragraph (c)(ii) of this Section 9.15, and the proceeding solely regarding the Contributed Subsidiary or Subsidiary thereof shall be governed by paragraph (c)(iii) of this Section 9.15. To the extent that Brookfield Office Properties and Brookfield Residential are not able to separate such proceedings, Brookfield Office Properties and Brookfield Residential shall cooperate with each other so that the contest of tax liabilities for which Brookfield Office Properties is responsible under paragraph (a)(i) of this Section 9.15 is governed to the greatest extent possible by paragraph (c)(ii) of this Section 9.15 and the contest of tax liabilities for which Brookfield Residential is responsible under paragraph (a)(ii) of this Section 9.15 is governed to the greatest extent possible by paragraph (c)(iii) of this Section 9.15.

9.16 Covenant Not to Compete or Solicit Business.

(a) In furtherance of the Transactions contemplated hereby and more effectively to protect the value and goodwill of the BPO Residential Businesses, Brookfield Office Properties covenants and agrees that, for a period ending on the third anniversary of the Effective Date, Brookfield Office Properties will not, nor will it permit any of its Subsidiaries to, other than by virtue of or through its ownership of shares of capital stock of Brookfield Residential:

(i) directly or indirectly (whether as an equityholder, manager, partner or otherwise) own, manage, operate or Control a business that is engaged in any material respect in competition with the BPO Residential Businesses in North America as conducted by Brookfield Residential and its Subsidiaries immediately after the Effective Time; or

(ii) solicit or actively encourage any employee of Brookfield Residential or its Subsidiaries after the Effective Time to terminate such employment in order to enter into such relationship on behalf of any Third Party in competition with the BPO Residential Businesses in North America as conducted by Brookfield Residential and its Subsidiaries immediately after the Effective Time.

(b) In the event Brookfield Office Properties or any of its Subsidiaries violates any of its obligations under this Section 9.16, Brookfield Residential may proceed against the breaching party in law or in equity for such damages or other relief as a court may deem appropriate. Brookfield Office Properties acknowledges that a violation of this Section 9.16 may cause irreparable harm which may not be adequately compensated by money damages. Brookfield Office Properties therefore agrees that in the event of any actual or threatened violation of this Section 9.16, Brookfield Residential shall be entitled, in addition to other remedies that it may have, to a temporary restraining order and to preliminary and final injunctive relief against Brookfield Office Properties and its Subsidiaries to prevent any violations of this Section 9.16.

9.17 Permitted Distribution. The parties acknowledge that Brookfield Office Properties shall cause one or more of its Subsidiaries to make the Permitted Distribution.

9.18 Secondary Offering. Each of Brookfield Homes and Brookfield Residential shall take (or cause to be taken) all actions reasonably necessary, and do (or cause to be done) all things reasonably requested by Brookfield Office Properties, to assist Brookfield Office Properties in effecting a public offering or other sale of its Brookfield Residential Common Stock after the Effective Date, including without limitation, the filing of a Brookfield Office Properties registration statement in respect of the relevant shares of Brookfield Residential Common Stock.

Article X

Conditions Precedent

10.01 Conditions to Each Party’s Obligation to Effect the Transactions. The respective obligation of each party to effect the Transactions is subject to the satisfaction or waiver on or prior to the Closings of the following conditions:

(a) Stockholder Approval. Brookfield Homes Stockholder Approval shall have been obtained.

(b) Stock Exchange Listing. The shares of Brookfield Residential Stock issuable to the stockholders of Brookfield Homes and to the Brookfield Office Properties Contributing Corporations as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance, and on the TSX, subject to any customary listing conditions.

(c) Competition Act. The Commissioner shall have: (i) issued an Advance Ruling Certificate and such Advance Ruling Certificate has not been rescinded prior to the Closings; or (ii) the obligation to give the notice required under Section 114 of the Competition Act has been waived pursuant to Paragraph 113(c) of the Competition Act and Brookfield Residential shall have been advised in writing that the Commissioner is of the view that sufficient grounds do not exist to initiate proceedings before the Competition Tribunal under the merger provisions of the Competition Act with respect to the transactions contemplated by this Agreement and that the Commissioner, at that time, does not intend to make an application under Section 92 of the Competition Act in respect of the transactions contemplated by this Agreement (“no-action letter”), and any terms and conditions attached to any such advice are acceptable to Brookfield Residential, acting reasonably, and such advice has not been rescinded prior to the Closings.

(d) Other Competition Approvals. Any mandatory waiting period or required consent under any applicable foreign competition, merger control, antitrust or similar Law shall have expired or been obtained.

(e) No Litigation. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) restrains or prohibits the consummation of the Transactions, or seeks to place limitations on the ownership or operation by Brookfield Residential of any portion of any business or assets of Brookfield Residential, (ii) prohibits or limits the ownership or operation by Brookfield Office Properties or any of its Subsidiaries or by Brookfield Homes or any of its Subsidiaries of any portion of any business or of any assets of Brookfield Office Properties and its Subsidiaries or Brookfield Homes and its Subsidiaries, respectively, or compels Brookfield Office Properties or any of its Subsidiaries or Brookfield Homes or any of its Subsidiaries to divest or hold separate any portion of any business or of any assets of Brookfield Office Properties and its Subsidiaries or Brookfield Homes and its Subsidiaries, respectively, as a result of the Transactions or (iii) obtains from Brookfield Office Properties, Brookfield Homes or Brookfield Residential any damages, which, in the case of clauses (i) (except that actions taken by any federal or state Governmental Authority shall not be subject to the following materiality standards), (ii) and (iii) above, would reasonably be likely to have an Brookfield Homes Material Adverse Effect, have a Brookfield Office Properties Material Adverse Effect, or materially impair the long-term benefits sought to be derived from the Transactions (collectively, an “Order”). No Governmental Authority shall have instituted any proceeding that is pending, and no Governmental Authority shall have threatened to institute any proceeding, seeking any such Order.

(f) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other statute, law, rule, legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing the consummation of the Transactions, or that would reasonably be expected to result, directly or indirectly, in any of the effects referred to in Section 10.01(e).

(g) Form F-4. The Form F-4 shall have become effective under the 1933 Act and shall not be the subject of any stop order or proceedings seeking a stop order.

(h) Necessary Consents. The Necessary Consents shall have been obtained and shall be in full force and effect, without any conditions which would reasonably be likely to have an Brookfield Homes Material Adverse Effect, have a Brookfield Office Properties Material Adverse Effect, or materially impair the long-term benefits sought to be derived from the Merger; provided, however, that if (i) under applicable Law any Necessary Consent may be obtained after the Closings without material delay, without penalty to Brookfield Residential or Brookfield Office Properties and without materially impairing the operations of Brookfield Residential or Brookfield Office Properties, (ii) each of Brookfield Office Properties and Brookfield Homes reasonably believes that such Necessary Consent shall be so obtained after the Closings and (iii) no Governmental Authority shall have advised Brookfield Residential, Brookfield Office Properties or Brookfield Homes that such Governmental Authority has determined definitively to deny the granting of such Necessary Consent, the condition requiring the obtaining of such Necessary Consent prior to the Closings shall be deemed waived.

10.02 Conditions to Obligations of Brookfield Homes. The obligations of Brookfield Homes to effect the Transactions are further subject to the satisfaction or waiver on or prior to the Effective Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Brookfield Office Properties contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on the Effective Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, except in any case where the failure of the representations and warranties to be true and correct individually or in the aggregate, has not had and would not reasonably be expected to have a Brookfield Office Properties Material Adverse Effect; provided, that if a representation and warranty is true and correct as of the date of this Agreement but, due to an intervening event not involving a breach by Brookfield Office Properties of its obligations under Section 8.02, is not true and correct as of the Effective Date as though made on the Effective Date, such failure of the representation and warranty to be true and correct will not be deemed to cause the condition in this Section 10.02(a) to be not satisfied unless such failure is also reasonably likely to materially adversely affect or materially impair, after the Effective Date, the business, properties, financial condition or results of operations of Brookfield Residential. Brookfield Homes shall have received a certificate signed on behalf of Brookfield Office Properties by the chief executive officer and chief financial officer and a senior vice president of Brookfield Office Properties to such effect.

(b) Performance of Obligations of Brookfield Office Properties. Brookfield Office Properties shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Date, and Brookfield Homes shall have received a certificate signed on behalf of Brookfield Office Properties by the chief executive officer and chief financial officer of Brookfield Office Properties to such effect.

(c) No Material Adverse Change. There shall not have occurred at any time after the date of this Agreement any change, effect, event, occurrence or state of facts that has had or would reasonably be expected to result in a Brookfield Office Properties Material Adverse Effect and which change, effect, event, occurrence or state of facts is of such a nature or duration that it will or is reasonably likely to materially adversely effect or materially impair, after the Effective Date, the business, properties, financial condition or operations of Brookfield Residential.

(d) FIRPTA Certificate. Each of the Brookfield Office Properties Contributing Corporations that is directly contributing to Brookfield Residential a United States real property interest within the meaning of Section 897 of the Code shall have delivered to Brookfield Residential a certification of non-foreign status, in form and substance reasonably satisfactory to Brookfield Residential, in accordance with Treas. Reg. § 1.1445-2(b).

(e) Intercompany Debt. All indebtedness of the Contributed Subsidiaries to Brookfield Office Properties or any Subsidiary of Brookfield Office Properties for money borrowed from Brookfield Office Properties or any such Subsidiary shall have been repaid, cancelled or converted into equity and no Contributed Subsidiary will have, as of the Effective Time, any indebtedness for money borrowed from Brookfield Office Properties or any of its Subsidiaries other than the intercompany debt set out in Section 10.02 of the Brookfield Office Properties Disclosure Schedule.

(f) Contribution. The Pre-Contribution Restructuring and Contribution contemplated by Article IV shall have been consummated in accordance with the terms thereof.

10.03 Conditions to Obligation of Brookfield Office Properties. The obligation of Brookfield Office Properties to effect the Transactions is further subject to the satisfaction or waiver on or prior to the Effective Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Brookfield Homes contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on the Effective Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, except in any case where the failure of the representations and warranties to be true and correct individually or in the aggregate, has not had and would not reasonably be expected to have an Brookfield Homes Material Adverse Effect; provided, that if a representation and warranty is true and correct as of the date of this Agreement but, due to an intervening event not involving a breach by Brookfield Homes of its obligations under Section 8.01, is not true and correct as of the Effective Date as though made on the Effective Date, such failure of such representation and warranty to be true and correct will not be deemed to cause the condition in this Section 10.03(a) to be not satisfied unless such failure is also reasonably likely to materially adversely affect or materially impair, after the Effective Date, the business, properties, financial condition or results of operations of Brookfield Residential. Brookfield Office Properties shall have received a certificate signed on behalf of Brookfield Homes by the chief executive officer and chief financial officer of Brookfield Homes to such effect.

(b) Performance of Obligations of Brookfield Homes. Brookfield Homes shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Date, and Brookfield Office Properties shall have received a certificate signed on behalf of Brookfield Homes by the chief executive officer and chief financial officer of Brookfield Homes to such effect.

(c) No Material Adverse Change. There shall not have occurred at any time after the date of this Agreement any change, effect, event, occurrence or state of facts that has had or would reasonably be expected to result in an Brookfield Homes Material Adverse Effect and which change, effect, event, occurrence or state of facts is of such a nature or duration that it will or is reasonably likely to materially adversely effect or materially impair, after the Effective Date, the business, properties, financial condition or operations of Brookfield Residential.

10.04 Frustration of Closings Conditions. None of Brookfield Office Properties, Brookfield Homes or Brookfield Residential may rely on the failure of any condition set forth in Section 10.01, 10.02 or 10.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use commercially reasonable efforts to consummate the Merger, the Contribution and the other transactions contemplated by this Agreement, as required by and subject to Section 9.05.

Article XI

Termination, Amendment and Waiver

11.01 Termination. This Agreement may be terminated (with the effect that the Transactions are abandoned) at any time prior to the Effective Date, whether before or after receipt of Brookfield Homes Stockholder Approval:

(a) by mutual written consent of Brookfield Homes and Brookfield Office Properties;

(b) by either Brookfield Homes or Brookfield Office Properties:

(i) if the Transactions shall not have been consummated on or before the later to occur of June 30, 2011, or 60 days after the receipt of the last Necessary Consent of applicable Governmental Authorities, but in no event later than December 31, 2011; provided, however, that the right to terminate this Agreement under this Section 11.01(b)(i) shall not be available to any party that has breached or failed to perform in any material respect its obligations under this Agreement and such breach or failure to perform has been a principal cause of or resulted in the failure of the Transactions to be consummated on or before such date;

(ii) if any Restraint having the effect of restraining, enjoining or otherwise prohibiting consummation of the Transactions shall be in effect and shall have become final and nonappealable;

(iii) if the Brookfield Homes Stockholder Approval shall not have been obtained at the Brookfield Homes Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

(c) by Brookfield Homes, if Brookfield Office Properties shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 10.02(a) or (b) and (ii) is incapable of being cured, or is not cured, by Brookfield Office Properties within 30 calendar days following receipt of written notice from Brookfield Homes of such breach or failure to perform; or

(d) by Brookfield Office Properties, if Brookfield Homes shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 10.03(a) or (b) and (ii) is incapable of being cured, or is not cured, by Brookfield Homes within 30 calendar days following receipt of written notice from Brookfield Office Properties of such breach or failure to perform.

11.02 Effect of Termination. In the event of termination of this Agreement by either Brookfield Office Properties or Brookfield Homes as provided in Section 11.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Brookfield Homes, Brookfield Residential or Brookfield Office Properties (or any of their directors, officers, employees, agents, legal and financial advisors or other representatives), other than the provisions of Section 9.07, this Section 11.02 and Article XII, which provisions shall survive such termination; provided that nothing herein shall relieve any party from any liability for any willful breach hereof.

11.03 Amendment. This Agreement and the Exhibits hereto may be amended by the parties hereto at any time before or after receipt of the Brookfield Homes Stockholder Approval; provided, however, that after such approval has been obtained, there shall be made no amendment that by Law requires further approval by the stockholders of Brookfield Homes without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

11.04 Extension; Waiver. At any time prior to the Effective Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso to the first sentence of Section 11.03, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

11.05 Procedure for Termination or Amendment. A termination of this Agreement pursuant to Section 11.01 or an amendment of this Agreement pursuant to Section 11.03 shall, in order to be effective, require, in the case of Brookfield Homes or Brookfield Office Properties, action by its Board of Directors or, with respect to any amendment of this Agreement pursuant to Section 11.03, the duly authorized committee or other designee of its Board of Directors to the extent permitted by Law.

Article XII General Provisions

12.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Date. This Section 12.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Date or which has not been fully satisfied as of the Effective Date including, without limitation, the indemnifications set forth in Section 9.14.

12.02 Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (receipt of which is electronically confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Brookfield Homes, to:

Brookfield Homes Corporation

8500 Executive Park Avenue, Suite 300

Fairfax, Virginia 22031

Attn: Shane Pearson Fax: 858-481-1714

with a copy to:

Dorsey & Whitney LLP

777 Dunsmuir Street, Suite 1605

Vancouver, British Columbia

Canada V7Y 1K4

Attn: Daniel Miller, Esq.

Fax: 604-687-8504

if to Brookfield Office Properties, to:

Brookfield Properties Corporation

Three World Financial Center

200 Vesey Street, 11th Floor

New York, NY 10281

Attn: Brett Fox

Fax: 646-807-4814

with a copy to:

Torys LLP

237 Park Avenue

New York, NY 10017

Attn: Darren Baccus, Esq.

Fax: 212-682-0200

If to Brookfield Residential, to:

Brookfield Residential Properties Inc.

Brookfield Place, Suite 300

Toronto, Ontario

Canada M5J 2T3

Attn: Jeffrey Haar

12.03 Interpretation. When a reference is made in this Agreement to an Article, a Section, an Exhibit or a Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect in any way the meaning or interpretation of provisions of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. Except where otherwise expressly provided, all references to dollar amounts shall mean United States dollars. The parties have participated jointly in the negotiating and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

12.04 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

12.05 Entire Agreement; No Third-Party Beneficiaries. This Agreement, together with the Brookfield Office Properties Disclosure Schedule and the Brookfield Homes Disclosure Schedule, and the Confidentiality Agreement, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement and (b) except for the provisions of Section 9.06, are not intended to confer upon any Person other than the Constituent Entities any rights, benefits or remedies.

12.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

12.07 Specific Enforcement; Consent to Jurisdiction. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in any state court in the State of Delaware, this being in addition to any other remedy to which they are entitled at Law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or of any state court located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a Federal court located in the State of Delaware or a state court located in the State of Delaware.

12.08 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.09 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties and any purported assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

12.10 Severability. If any term or other provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

12.11 Further Assurances.

(a) From and after the Effective Date until the third anniversary of the Effective Date, in addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary to consummate and make effective the transactions contemplated by this Agreement and the other agreements and documents contemplated hereby. Without limiting the foregoing, each party hereto shall cooperate with the other parties hereto, and execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any Permit or Contract, and to take all such other actions as such party may reasonably be requested to take by the other party from time to time, consistent with the terms of this Agreement, in order to vest in Brookfield Residential or the Contributed Subsidiaries all of the title and ownership interest of Brookfield Office Properties and its Subsidiaries to all of the BPO Residential Assets, to put Brookfield Residential or the Contributed Subsidiaries in actual possession and operating control thereof and to permit Brookfield Residential or the Contributed Subsidiaries to exercise all rights with respect thereto held by the transferor (including, without limitation, rights with respect to assets as to which the consent of any Third Party to the transfer thereof shall not have previously been obtained) and to effectuate the provisions and purposes of this Agreement and the other agreements and documents contemplated hereby. In addition, each party hereto shall execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, undertakings or other documents and take such other actions as such party may reasonably be requested to be taken by any other party from time to time, consistent with the terms of this Agreement, in order to have Brookfield Residential or one of the Contributed Subsidiaries fully assume and discharge the BPO Residential Liabilities and to release Brookfield Office Properties and its Subsidiaries from any liability with respect thereto.

(b) For three years following the Effective Date, if Brookfield Office Properties or Brookfield Residential, as the case may be, identifies any asset then owned or any liability then assumed by either Brookfield Office Properties or any of the its Subsidiaries (as constituted after the Effective Date), on the one hand, or Brookfield Residential or any of the Contributed Subsidiaries, on the other hand, that both Brookfield Office Properties and Brookfield Residential each agree in their good faith judgment more properly belongs to, or should be assumed by, the other party, or a Subsidiary of the other party, then the Brookfield Office Properties Contributing Corporations or Brookfield Residential, as the case may be, shall (i) convey, assign, transfer, contribute and set over any such asset or shall cause any such asset to be conveyed, assigned, transferred, contributed and set over in accordance with this Section 12.11 to the entity identified by Brookfield Office Properties or Brookfield Residential as the appropriate transferee or (ii) convey, assign, transfer and set over any such liability or shall cause any such liability to be conveyed, assigned, transferred and set over, and any such liability shall be assumed in accordance with this Section 12.11 by the entity identified by Brookfield Office Properties and Brookfield Residential as the appropriate obligor. The parties hereto acknowledge and agree that the transfer of assets and liabilities provided for in this Section 12.11(b) are to be made without any additional consideration other than the assumption of liabilities of such transferred assets by the transferee.

(c) All conveyances, assignments, transfers and contributions of assets and liabilities occurring after the Effective Date pursuant to this Section 12.11 are intended by the parties to relate back to the Effective Time and shall be governed by the terms of this Agreement. In furtherance of the foregoing, any such conveyances, assignments, transfers and contributions of assets and liabilities shall be deemed to relate back to the Effective Time and, unless the parties hereto otherwise agree, shall be made without additional consideration other than the assumption of liabilities by the transferee.

(d) Whether or not all of the assets or the liabilities described in Section 4.01 shall have been legally transferred to, or assumed by, Brookfield Residential or one of the Contributed Subsidiaries as of the Effective Date, the parties hereto agree that as between Brookfield Office Properties and Brookfield Residential and their respective Subsidiaries, as of the Effective Date, Brookfield Residential or one of the Contributed Subsidiaries shall have, and shall be deemed to have acquired, complete and sole beneficial ownership over all of the BPO Residential Assets, together with all of Brookfield Office Properties’ and its Subsidiaries’ rights, powers and privileges incident thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement all of the BPO Residential Liabilities and all of Brookfield Office Properties’ and its Subsidiaries’ duties, obligations and responsibilities incident thereto. In the event that an asset or liability of Brookfield Office Properties or its Affiliates that is not a BPO Residential Asset or BPO Residential Liability is inadvertently transferred to or assumed by Brookfield Residential or one of the Contributed Subsidiaries, the parties hereto agree that as between Brookfield Office Properties and Brookfield Residential and their respective Subsidiaries, as of the Effective Date, Brookfield Office Properties shall be deemed to have retained complete and sole beneficial ownership over such non-BPO Residential Asset or non-BPO Residential Liability, together with all of Brookfield Office Properties’ and its Subsidiaries’ rights, powers and privileges incident thereto, and shall remain liable for all of Brookfield Office Properties’ and its Subsidiaries’ duties, obligations and responsibilities incident thereto.

(e) With respect to claims, litigation or other proceedings involving one or more Third Parties, Brookfield Office Properties and Brookfield Residential shall reasonably cooperate with each other and any applicable insurers at Brookfield Residential’s expense in the prosecution or defense of any such claim, litigation or other proceeding to the extent arising from the ownership or conduct of the BPO Residential Businesses prior to the Effective Time. Brookfield Residential shall bear any insurance retention, deductible and related expenses. To the extent that any liability or obligation of the BPO Residential Businesses assumed by Brookfield Residential pursuant to Section 4.01 exceeding the applicable deductible or self-insured retention amount may be covered by or reimbursable under any liability or casualty insurance policy of Brookfield Office Properties or its Subsidiaries maintained prior to the Effective Time, Brookfield Office Properties will, upon reasonable request from Brookfield Residential, cooperate with Brookfield Residential in evaluating the availability of coverage under any such policy and assist Brookfield Residential in asserting claims for such coverage.

12.12 Schedules. Each of Brookfield Homes and Brookfield Office Properties has set forth certain information in its respective disclosure schedule in a section thereof that corresponds to the Section or portion of a Section of this Agreement to which it relates. A matter set forth in one section of a disclosure schedule need not be set forth in any other section of the disclosure schedule so long as its relevance to such other section of the disclosure schedule or Section of this Agreement is readily apparent on the face of the information disclosed in such disclosure schedule. The fact that any item of information is disclosed in a disclosure schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Any information or the dollar thresholds set forth in a disclosure schedule shall not be used as a basis for interpreting the terms “material,” “Brookfield Homes Material Adverse Effect” or “Brookfield Office Properties Material Adverse Effect” or other similar terms in this Agreement, except as otherwise expressly set forth in such disclosure schedule.

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LEFT BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Brookfield Homes, Brookfield Residential, BR Acquisition Corp. and Brookfield Office Properties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

BROOKFIELD HOMES CORPORATION

By:	/s/ Ian Cockwell
Name: Ian Cockwell
Title: President and Chief Executive Officer

BROOKFIELD RESIDENTIAL PROPERTIES INC.

By:	/s/ Jeffrey Haar
Name: Jeffrey Haar
Title: Vice President and Secretary

BROOKFIELD RESIDENTIAL ACQUISITION CORP.

By:	/s/ Sachin Shah
Name: Sachin Shah
Title: Vice President and Treasurer

BROOKFIELD PROPERTIES CORPORATION

By:	/s/ Ric Clark
Name: Ric Clark
Title: Chief Executive Officer